Exhibit 2.1
SHARE PURCHASE AGREEMENT
among
OMNITURE, INC.,
THE SHAREHOLDERS
of
TOUCH CLARITY LIMITED,
THE WARRANTORS (as defined herein)
and
ALTA BERKELEY LLP and YEHOSHUA ENNIS
COLLECTIVELY ACTING AS SHAREHOLDER REPRESENTATIVE
Dated as of February 14, 2007

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)
EXHIBITS, SCHEDULES & APPENDICES

Exhibit A:	Shareholder Consent regarding Amendment to Articles of Association
Exhibit B:	Form of Registration Rights Agreement
Exhibit C:	Form of Securities Compliance Certificate
Exhibit D:	Schedule of Shareholders
Exhibit E:	Form of Escrow Agreement
Exhibit F:	Form of Resignation Letter
Exhibit G:	Form of Legal Opinion of Share Holder Counsel
Exhibit H:	Form of Joinder Agreement
Exhibit I:	Form of Option Holder Form of Instruction
Exhibit J:	Form of Option Holder Letter

Schedule 1.2(e)	Escrow Schedule
Schedule 3	Disclosure Schedule
Schedule 5.10(a)	Designated Employees
Schedule 5.10(b)	Employee Bonuses
Schedule 7.3(d)	Third Party Consents

Appendix A: Definitions

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SHARE PURCHASE AGREEMENT
     This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on February 14, 2007 by and among Omniture, Inc., a Delaware corporation (the “Purchaser”), each of those holders of issued share capital of Touch Clarity Limited, a company registered in England and Wales with company number 04395864 (the “Company”) set forth on the signature pages hereto (each such holder, as well as any other holder that becomes a party hereto by executing a Joinder Agreement in connection herewith, individually a “Shareholder” and collectively the “Shareholders”), the Warrantors (defined below), Alta Berkeley LLP and Yehoshua Ennis, collectively as the Shareholder Representative. The terms used but not defined in this Agreement shall have the meanings ascribed thereto in Appendix A to this Agreement.
RECITALS
     A. The Board of Directors of the Purchaser believes it to be in the best interests of the Purchaser and its stockholders that the Purchaser acquire all of the issued share capital of the Company such that the Company will become a wholly owned subsidiary of the Purchaser (such transactions, together with the other transactions contemplated pursuant to this Agreement, the “Acquisition”).
     B. The Board of Directors of the Company believes that the Acquisition, pursuant to which all of the Shareholders will receive shares of the Purchaser’s authorized common stock and/or, at the election of the Purchaser, cash, in exchange for all of the issued shares in the Company’s share capital, is in the best interests of the Company and the Shareholders.
     C. Each Shareholder wishes to sell and transfer to the Purchaser and the Purchaser has agreed to buy all of the issued shares of the share capital of the Company held by such Shareholder on the terms and subject to the conditions set forth in this Agreement.
     D. A portion of the consideration otherwise payable by the Purchaser in connection with the Acquisition shall be placed in escrow by the Purchaser as partial security for the indemnification obligations set forth in this Agreement.
     E. In connection with the execution of this Agreement, the Shareholders and the Board of Directors of the Company have each duly adopted and approved and the Company has filed or will file immediately following the signing of this Agreement with the Registrar of Companies an amendment to the Company’s Articles of Association, in the form provided for in the shareholder consent attached hereto as Exhibit A (the “Articles Amendment”) which provides, among other things, that subject to the Closing, if any Option Holders exercise any of their rights to acquire Shares pursuant to Company Options without first or simultaneously executing a Joinder Agreement, that such Option Holder will be obliged to sell the Shares arising from such exercise to the Purchaser as provided in the Articles Amendment.
     F. Concurrently with the execution of this Agreement, the Shareholders are entering into a Registration Rights Agreement (the “Registration Rights Agreement”), the form of which is attached hereto as Exhibit B and a Securities Compliance Certificate (the “Securities Compliance Certificate”) the form of which is attached hereto as Exhibit C.
     G. The Shareholders, the Warrantors and the Purchaser agree to make certain representations, warranties, covenants and other agreements in connection with the Acquisition as set forth herein.

     NOW THEREFORE, in consideration of the agreements, covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF COMPANY SHARE CAPITAL
     1.1 Purchase and Sale.
          (a) Subject to the terms and conditions hereof, each of the Shareholders will sell, convey, assign, transfer and deliver to the Purchaser, with full title guarantee and free and clear of all Liens, that number of Shares identified across from such Shareholder’s name on Exhibit D, which sets forth in the aggregate all of the issued share capital of the Company.
          (b) Each Shareholder agrees as follows:
               (i) that the Shares to be sold by such Shareholder shall be sold with all rights to dividends and other distributions whether accrued or declared prior to, at or after the date of this Agreement in respect of such Shares and all other rights and advantages belonging to or accruing on the Shares on or after the date of this Agreement; and
               (ii) such Shareholder irrevocably waives (and shall procure the waiver of) all restrictions on transfer (including pre-emption rights) that may exist in relation to the Shares under the Company’s Articles of Association (the “Articles of Association”) or under any other agreement relating to the Shares or otherwise so as to enable the sale of the Shares to the Purchaser to proceed free of pre-emption rights.
          (c) Each holder of Series A Preferred Shares hereby irrevocably gives notice to the Company in accordance with Article 4.8 of the Company’s Articles of Association that subject to the terms and conditions of this Agreement, each share of Series A Preferred Stock held by such Shareholder shall convert to an Ordinary Share at Closing and each Series A Preferred Shareholder hereby warrants and confirms in relation to the conversion that it has complied with all relevant provisions of the Articles of Association.
     1.2 Purchase Price.
     Subject to the terms and conditions of this Agreement, the aggregate purchase price for all issued Shares shall consist of (i) the Closing Payment Amount, (ii) the Additional Payment Amount (which shall consist, at the discretion of the Purchaser, as further described herein, of cash, Purchaser Common Stock or a combination thereof as provided herein and shall be subject to withholding for the applicable portion of the Escrow Amount as provided in this Agreement), and (iii) the Final Earnout Amount, if any (collectively, the “Purchase Price”). Such consideration shall be allocated and paid at the times and in the manner set forth in this Article I, in Section 6.5 (Earnout) and in the Registration Rights Agreement.
          (a) Payment and Allocation of Purchase Price. Subject to the terms and conditions of this Agreement, each of the parties hereto agree that:
               (i) The Purchase Price shall be allocated among the Shareholders pro rata based on each Shareholder’s relative Share ownership in the Company and according to the preferences set forth in the Articles of Association of the Company, as amended and in effect immediately prior to the Closing (such allocation, the “Required Consideration Allocation”). The parties agree that with respect to any Option Holder who exercises Company Options following the date of this Agreement without executing a Joinder Agreement, any amounts due to such Option Holder pursuant to the Articles Amendment shall reduce the Closing Payment Amount, the Additional Payment Amount and the Final Earnout Amount, as applicable, as if such Option Holder was a party to this Agreement and such reduction shall be reflected in the Required Consideration Allocation.
               (ii) The Closing Payment Amount payable hereunder shall be delivered to Wilmer Cutler Pickering Hale and Dorr LLP (the “Shareholder Counsel”) by the Purchaser, or its designee, for the benefit of the Shareholders. The Shareholders and the Shareholder Representative agree to instruct and cause the Shareholder Counsel to allocate and distribute the Closing Payment Amount received by the Shareholder Counsel from the Purchaser in accordance with the Spreadsheet. The Additional Payment Amount as provided herein and the Earnout Amount, if any, shall be payable to the Shareholders directly by the Purchaser.
               (iii) Each of the Shareholders and the Shareholder Representative agree that (w) payment of the Closing Payment Amount to the Shareholder Counsel shall be deemed payment to the Shareholders and shall constitute complete and full satisfaction and good discharge of the Purchaser’s obligations to pay the Closing Payment Amount, (x) the Purchaser shall have no obligation to distribute, or liability with respect to the distribution of, the Closing Payment Amount or any portion thereof to the Shareholders, other than to deliver the Closing Payment Amount to the Shareholder Counsel, (y) the Shareholder Counsel shall be able to rely solely on the Spreadsheet in the allocation and distribution of the Closing Payment Amount, (z) that the Purchaser shall be able to rely solely on the Spreadsheet (as the same may be updated pursuant to Section 5.9) in the allocation and distribution of the Additional Payment Amount and the Earnout Amount, if any, and shall have no liability with respect to the distribution or allocation of the Purchase Price so long as such allocation is consistent with the Spreadsheet as updated and delivered to the Purchaser pursuant to Section 5.9 prior to the applicable payment date.
          (b) Closing Payment Amount. Subject to the terms and conditions of this Agreement, the Purchaser shall pay the Closing Payment Amount to the Shareholder Counsel by wire transfer, in cash, in accordance with the wire transfer instructions for the Shareholder Counsel set forth on Exhibit D.
          (c) Additional Payment Amount.
               (i) Following the Closing, the Purchaser shall determine, in its sole discretion, subject to Section 1.2(c)(iv), whether the Additional Payment Amount shall consist of cash, shares of Purchaser Common Stock or some combination thereof and shall thereafter deliver a written notice (a “Determination Notice”) to the Shareholder Representative setting forth (i) the relative allocation (in dollars) of the Additional Payment Amount between cash and Purchaser Common Stock and (ii) if applicable, the anticipated effective date of the Registration Statement (such date, as designated by the Purchaser in the Determination Notice or thereafter designated in a subsequent notice by the Purchaser, the “Target Effective Date”, which shall not be later than November 30, 2007). If Purchaser determines that any portion of the Additional Payment Amount shall consist of Purchaser Common Stock, Purchaser shall deliver the initial Determination Notice no later than ten (10) Business Days prior to the Target Effective Date. Any amount of the Additional Payment

Amount that the Purchaser determines to pay in Purchaser Common Stock (as expressed in dollars on the Determination Notice) is referred to herein as the “Additional Payment Stock Value”. The aggregate number of shares of Purchaser Common Stock to be issued as a portion of the Additional Payment Amount shall equal the quotient obtained by dividing (A) the Additional Payment Stock Value by (B) the Trading Price and shall thereafter be adjusted pursuant to Section 1.2(c)(vii) (such aggregate number of shares, as adjusted, the “Stock Consideration Number”). The aggregate amount of cash to be paid as a portion of the Additional Payment Amount shall equal (i) the Additional Payment Amount minus (ii) the product of the Stock Consideration Number, if any, multiplied by the Trading Price.
               (ii) Subject to the terms and conditions of this Agreement, the Purchaser shall pay and/or deliver the Additional Payment Amount to the Shareholders (allocated as provided in Section 1.2(a)) either (i) if the Additional Payment Amount is being paid solely in cash, within ten (10) Business Days following the date of the Determination Notice, but in no event later than November 30, 2007 or (ii) if any portion of the Additional Payment Amount is being paid in shares of Purchaser Common Stock, the portion paid in Purchaser Common Stock shall be issued as promptly as reasonably practicable following the Trading Price Measurement Date, but in any event prior to the Target Effective Date and the portion paid in cash shall be paid no later than November 30, 2007.
               (iii) The Purchaser shall (i) deliver the portion of the Additional Payment Amount consisting of Purchaser Common Stock, if any, by the delivery of share certificates, registered in the applicable Shareholder’s name, representing the number of shares of Purchaser Common Stock allocable to such Shareholder pursuant to this Section 1.2 and (ii) pay by wire transfer, in cash, the cash portion of the Additional Payment Amount, if any, to each Shareholder in accordance with the wire transfer instructions set forth on Exhibit D or such other wire instructions delivered in writing to the Purchaser by the applicable Shareholder at least three (3) Business Days prior to the anticipated date of payment.
               (iv) If the Purchaser consummates a public offering of Purchaser Common Stock following the date of this Agreement but prior to the date that the Additional Payment Amount is paid pursuant to this Agreement, at least $8,200,000 of the Additional Payment Amount shall be paid in the form of cash within ten (10) Business Days following the completion of such offering.
               (v) The determination of whether to pay the Additional Payment Amount in cash or shares shall be made in the sole discretion of the Purchaser. Notwithstanding anything in this Agreement to the contrary, but without limiting the Purchaser’s obligation to pay the Additional Payment Amount within the time periods proscribed above, under no circumstances shall the Purchaser be required to issue shares of Purchaser Common Stock and, unless and until otherwise determined by Purchaser, the Purchaser shall not issue shares of Purchaser Common Stock to the extent doing so would require the Purchaser to obtain stockholder consent pursuant to any rules promulgated by the Nasdaq Stock Market and/or the NASD Marketplace Rules (including Rule 4350) and to the extent the Purchaser determines not to issue shares of Purchaser Common Stock for any or all of the Additional Payment Amount, it shall pay any remaining portion of the Additional Payment Amount in cash.
               (vi) Notwithstanding anything to the contrary contained herein, if the Purchaser determines, in its sole discretion, after consultation with outside legal counsel, that the issuance of shares of Purchaser Common Stock to any individual Shareholder would result in a violation of, or would not qualify for an exemption under, any U.S. federal or state or foreign securities laws, the Purchaser shall have the right to pay such Shareholder, in lieu of such shares of Purchaser Common Stock, an amount of cash equal to the value of such shares of Purchaser Common Stock, based on the Trading Price without giving effect to clause (A) thereof.
               (vii) For purposes of calculating the number of shares of Purchaser Common Stock to be issued to each Shareholder pursuant to this Section 1.2(c), all fractional shares of Purchaser Common Stock that a Shareholder would otherwise be entitled to receive shall be aggregated and rounded up to the nearest whole share.
               (viii) The Purchaser’s ability to elect to pay (and the payment by the Purchaser of) all or a portion of the Additional Payment Amount in cash may be subject to the Purchaser obtaining the prior consent of its senior lenders under its agreements with such senior lenders, as the same may be amended from time to time, which consent the senior lenders could withhold, thereby requiring the Purchaser to pay such amount, in whole or in part, in stock.
          (d) Earnout Consideration. Subject to the terms and conditions of this Agreement, including Section 6.5, the Purchaser shall pay the Final Earnout Amount, if any (allocated as provided in Section 1.2(a)), no later than ten (10) Business Days following the Earnout Determination Date by wire transfer, in cash, in accordance with the wire transfer instructions set forth on Exhibit D or such other wire instructions delivered to the Purchaser in writing by the applicable Shareholder at least three (3) Business Days prior to the anticipated date of payment.
          (e) Escrow. Each Shareholder hereby agrees that, notwithstanding anything to the contrary contained herein, (i) the portion of the Additional Payment Amount to be paid to each Shareholder shall be reduced by the amount set forth opposite such Shareholder’s name on Exhibit D under the heading “Proportionate Escrow Amount” (such amount, the Shareholder’s “Proportionate Escrow Amount”), (ii) if the Additional Payment Amount is partially paid in shares of Purchaser Common Stock, any cash portion of the Additional Payment shall first be used to constitute the Escrowed Cash (as defined below), (iii) if the Additional Payment Amount is partially paid in shares of Purchaser Common Stock, the amount of cash and shares of Purchaser Common Stock to be withheld to satisfy each Shareholder’s Proportionate Escrow Amount shall be withheld in the same relative proportion that the aggregate amount of cash and the aggregate number of shares of Purchaser Common Stock being paid as a portion of the Additional Payment Amount bears to the aggregate Additional Payment Amount, (iv) the aggregate of all such Proportionate Escrow Amounts shall be equal in value (using the Trading Price to value shares of Purchaser Common Stock) to the Escrow Amount, (v) the cash portion of the Escrow Amount (collectively, the “Escrowed Cash”) shall be delivered by the Purchaser to the Escrow Agent at the time that the Additional Payment Amount is paid to the Shareholders and will be held and disbursed in accordance with the terms of this Agreement and an Escrow Agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”) and (vi) the share certificate or certificates constituting a portion of the Escrow Amount, if any, (the “Escrowed Shares”) shall be delivered by the Purchaser to the Escrow Agent at the time that the Additional Payment Amount is paid to the Shareholders to hold in escrow pursuant to the provisions of this Agreement and the Escrow Agreement. The Escrow Amount shall serve as collateral for the indemnification obligations of the Shareholders under this Agreement subject to Article VIII hereof.
          (f) Installment Sale. The parties hereby acknowledge and agree that, to the extent permitted under applicable law, (i) the Escrow Fund shall be treated as an installment obligation for purposes of Section 453 of the Code, and (ii) no party shall take any action or filing position inconsistent with such characterization. Any portion of any payments or distributions to the Shareholders under this Agreement that are treated as interest under Section 483 of Code or otherwise shall be treated as portfolio interest under Section 871(h) of the Code and this Agreement shall be treated as in requested form within the meaning of the Treasury Regulations under Section 871, unless prohibited by applicable law.
     1.3 Closing; Closing Deliveries and Actions.
          (a) Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall be held at the offices of Taylor Wessing, 50 Victoria Embankment, Blackfriars, London, and will take place as promptly as practicable, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article VII or at such other time and place upon which the Purchaser and the Shareholder Representative shall mutually agree in writing. The date of the Closing is referred to herein as the “Closing Date”.
          (b) Shareholder Deliverables. At the Closing, each Shareholder shall deliver (or procure to be delivered) to the Purchaser:
                    (i) duly completed and executed transfers of the Shares to be sold hereunder by such Shareholder in favor of the Purchaser together with valid share certificates representing such Shares; and
                    (ii) a duly completed FORM W-9 or FORM W-8BEN (which form shall be delivered to the Escrow Agent).
          (c) Company Deliverables: Subject to Section 1.3(e), at the Closing, the Principal Shareholders shall procure that the Company shall deliver to the Purchaser:
                    (i) if applicable, the Employment Agreements duly executed by each of the Designated Employees;
                    (ii) a deed of release in the agreed form releasing the charge in favor of Jerusalem Venture Partners;
                    (iii) letter of non crystallization and no waiver in agreed form executed by Barclays Bank plc;
                    (iv) an election from each of the Shareholders who are directors or employees of the Company or any Subsidiary under section 431(i) of the Income Tax (Earnings and Pensions) Act 2003 in respect of any shares of Purchaser Common Stock issued as part of the Additional Payment Amount;
                    (v) the statutory books (duly written up to date and showing any relevant conversion of Shares), all unused share certificates, a copy of the Articles of Association, and the common seal of the Company;
                    (vi) properly passed resolutions of the Board of Directors of the Company resolving to:
             (A) approve (subject only to stamping) the transfer of the Shares;

             (B) approve the documents referred to in Section 1.3(c)(i) and authorizing one or more of the directors of the Company to execute them on behalf of the Company;
             (C) appoint as directors and the secretary of the Company of such Person or Persons as the Purchaser shall have nominated and the resignation of the pre-closing directors and the secretary of the Company by delivery of a letter under seal resigning from his or her offices substantially in the form attached hereto as Exhibit F;
             (D) change the registered office to Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y ODX; and
             (E) amend all existing authorities to the bankers of the Company relating to bank accounts in form and substance reasonably requested by the Purchaser; and
               (vii) such other documents as the Purchaser shall reasonably require.
          (d) Purchaser’s Deliverables and Actions. At the Closing, the Purchaser shall:
               (i) pay the Closing Payment Amount as provided in Section 1.2; and
               (ii) pay a sum equal to the Company Debt to the Company and procure that this sum is paid to Shareholder Counsel in satisfaction in full of all Company Debt; and
               (iii) deliver the Employment Agreements duly executed by the Purchaser.
          (e) Obligation to Deliver. Failure to satisfy the deliveries set forth in Section 1.3(c)(iv) shall not be deemed to be a failure to satisfy the closing condition set forth in Section 7.3(b).
     1.4 Required Withholding. The Purchaser and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement amounts as may be required to be deducted or withheld therefrom under the applicable tax law, including under any provision of state, local or foreign tax law or under any other applicable legal requirement as determined in good faith. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
     1.5 Share Options.
          (a) UK Options.
               (i) Following execution and delivery of this Agreement the Principal Shareholders shall procure that the Company shall use reasonable best efforts to procure the approval by the HM Revenue & Customs of the granting of Replacement Options to the Option Holders using the Option Exchange Ratio.
               (ii) The Principal Shareholders shall procure that the Company will use reasonable best efforts (1) to procure that Option Holder Letters and

Option Holder Forms of Instruction are distributed to the holders of Company Options no later than four (4) Business Days following the execution and delivery of this Agreement and (2) to obtain duly executed Option Holder Forms of Instruction from each Option Holder; subject in each case to the limitations set forth in the Option Holder Letters and Option Holder Forms of Instruction.
          (b) U.S. Options.
               (i) At the Closing, all Company Options outstanding under the U.S. Plan (each, a “U.S. Option”) shall be assumed by Purchaser. Each U.S. Option so assumed by Purchaser under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the U.S. Plan and as provided in any applicable option agreements governing such U.S. Option immediately prior to the Closing, provided that (A) each U.S. Option shall be exercisable (when vested) for that number of whole shares of Purchaser Common Stock equal to the product of the number of Ordinary Shares of the Company that were issuable upon exercise of such U.S. Option multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Purchaser Common Stock and (B) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such assumed U.S. Option shall be equal to the quotient determined by dividing the exercise price per Ordinary Share of the Company at which such U.S. Option was exercisable immediately prior to the Closing by the Option Exchange Ratio, rounded up to the nearest whole cent.
               (ii) It is the intention of the parties that to the extent possible the U.S. Options assumed by Purchaser qualify following the Closing as incentive stock options as defined in Section 422 of the Code, to the extent the U.S. Options qualified as incentive stock options immediately prior to the Closing.
               (iii) Promptly following the Closing, the Purchaser will issue to each holder of an outstanding U.S. Option a document evidencing the foregoing assumption of such U.S. Option by Purchaser.
               (iv) The Option Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Ordinary Shares of the Company), reorganization, recapitalization or other like change with respect to Ordinary Shares of the Company that occurs or has a record date after the date hereof and prior to the Closing.
     1.6 Power of Attorney.
          (a) By virtue of entering this Agreement each Shareholder irrevocably appoints the Purchaser (the “Attorney”) acting by any of its directors or officers or any other Person acting pursuant to authority conferred by the Purchaser’s board of directors, as that Shareholder’s attorney to (i) at Closing, execute on behalf of that Stockholder a stock transfer form to transfer the Shares being sold by that Shareholder under this Agreement and (ii) exercise in the Purchaser’s absolute discretion all voting and other rights (including the approval and signing of written resolutions on the Shareholder’s behalf and the right to nominate proxies on the Shareholder’s behalf) attaching to the Shares or exercisable by the Shareholder in that Shareholder’s capacity as a member of the Company and, by way of further assurance, including the power to sign stock transfer forms or other transfer document transferring any Shares not transferred at Closing such transfer to be at nil consideration. Each Shareholder declares that such power shall be irrevocable until the name of the Purchaser is entered into the Register of Members of the

Company but without prejudice to any power exercised prior to such date and shall not save as may be required by law terminate (where relevant) on the death, bankruptcy or mental disorder of the Shareholder and shall accordingly be binding upon the Shareholder’s personal representative, trustee in bankruptcy or trustee in respect of any mental disorder.
          (b) Each Shareholder undertakes to hold the Shares upon trust for the Purchaser as beneficial owner and account to the Purchaser for all dividends, interest, bonuses or distributions or other sums whatsoever paid to such Shareholder in respect of the Shares, to undertake to ratify everything done by the Purchaser in pursuance of this power and undertakes not to exercise any power exercisable by the Purchaser under this Section 1.6.
          (c) The Purchaser acknowledges and agrees that as soon as reasonably practicable after Closing it will procure the stamping of the stock transfer forms provided by the relevant Shareholder and the subsequent entering of the name of the Purchaser into the Register of Members of the Company and the consequent release of the Shareholders from the aforementioned power of attorney.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
     Each of the Shareholders hereby represents and warrants, severally and not jointly, to the Purchaser (in the knowledge that the Purchaser is entering into this Agreement in reliance on the accuracy of the representations and warranties) for the benefit of the Purchaser, that each of the representations and warranties in this Article II is true and accurate as of the date hereof and at the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and accurate as of such date) and subject only to such exceptions as are specifically set forth in the Disclosure Schedule provided to the Purchaser prior to the execution of this Agreement which schedule makes explicit reference to the applicable sections and subsections to which each exception relates and sets forth sufficient details to identify the nature and scope of the matters disclosed (the “Disclosure Schedule”); provided, however, that the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections or subsections of this Article II to the extent it is apparent from a reading of the Disclosure Schedule itself (and without having to refer to the underlying documents being disclosed) that such disclosure is applicable to such other sections or subsections.
     2.1 Title. Such Shareholder is, or by acting through its managing general partner is, the sole legal and beneficial owner of the Shares registered in such Shareholder’s name and identified on Section 3.3(a)(i) of the Disclosure Schedule attached hereto all of which are fully paid. Such Shares are not subject to any Liens or rights of first refusal of any kind, and such Shareholder has not granted any rights to purchase such Shares to any other Person. Such Shareholder is not now insolvent and has never sought relief, and has no present intention of seeking relief, under applicable bankruptcy or insolvency laws.
     2.2 Absence of Claims by Shareholder. Such Shareholder does not have any claim against the Company, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.
     2.3 Authority. Such Shareholder has all requisite power and authority to enter into this Agreement and the other Transaction Agreements to which such Shareholder is a party, to transfer, convey and sell to the Purchaser at the Closing the Shares to be sold by such Shareholder and to consummate the transactions contemplated hereby and thereby. The Purchaser will acquire from such Shareholder good, marketable and full legal and beneficial title to such Shares, free and clear of all Liens.

This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. The other Transaction Agreements to which such Shareholder is a party will, when executed and delivered by such Shareholder, constitute valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their terms. The execution and delivery by each Shareholder of this Agreement and the Transaction Agreements to which such Shareholder is a party do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in a Conflict under any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or his properties or assets. No consent, waiver, approval, order, or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict described above), is required by or with respect to such Shareholder, in connection with the execution and delivery of this Agreement, the Transaction Agreements to which such Shareholder is a party or the consummation of the transactions contemplated hereby or thereby. No Shareholder has communicated with any other Shareholder in relation to the sale of the Shares in breach of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) or engaged in any regulated activity in breach of section 19 of FSMA.
     2.4 Brokers’ and Finders’ Fees. Such Shareholder has not incurred, nor will such Shareholder incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transactions contemplated hereby.
     2.5 Rights to Intellectual Property. Such Shareholder owns no Intellectual Property used in the Company’s business as presently conducted or as currently proposed by the Company to be conducted.
     2.6 Regulatory Approvals. Such Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any Governmental Entity which would prevent the execution or delivery of this Agreement by such Shareholder or the transfer, conveyance and sale of the Shares to be sold by such Shareholder to the Purchaser pursuant to the terms hereof.
     2.7 Investment Decision of Shareholders. Such Shareholder has received, has had sufficient opportunity to review and has reviewed, a copy of this Agreement, the other Transaction Agreements to which such Shareholder is a party, and such other documents and information as such Shareholder has deemed appropriate to make its own analysis and decision to enter into this Agreement and the Transaction Agreements to which such Shareholder is a party and to sell the Shares owned by such Shareholder to the Purchaser on the basis of such analysis. Such Shareholder has such knowledge and experience in business and financial matters to enable such Shareholder to understand and evaluate this Agreement and the Transaction Agreements to which such Shareholder is a party and form an investment decision with respect thereto, including an investment in Purchaser Common Stock as contemplated by this Agreement. Such Shareholder understands that the Purchaser Common Stock that such Shareholder is receiving are “restricted securities” under the federal securities laws of the United States insofar as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such Purchaser Common Stock may be resold only in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to another available exemption from registration under the Securities Act. The Shareholders acknowledge and agree that the Purchaser shall not register the transfer of any Shares not made in accordance with the foregoing. This Section 2.7 shall not limit the right of such Shareholder to rely on the representations and warranties set forth in Article IV hereof.

     2.8 Tax Matters. Such Shareholder has had an opportunity to review with his/her or its own tax advisors the tax consequences of the Acquisition and the transactions contemplated by this Agreement. In regards to such tax matters, such Shareholder understands that he/she or it must rely solely on its advisors and not on any statements or representations made by Purchaser, the Company or any of their agents. Such Shareholder understands that he or she (and not Purchaser or the Company) shall be responsible for his/her or its own tax liability that may arise as a result of the Acquisition or the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS
     Each of the Warrantors hereby represents and warrants, to the Purchaser (in the knowledge that the Purchaser is entering into this Agreement in reliance on the accuracy of the representations and warranties) for the benefit of the Purchaser, that each of the representations and warranties in this Article III is true and accurate as of the date hereof and at the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and accurate as of such date) and subject only to such exceptions as are specifically set forth in the Disclosure Schedule which schedule makes explicit reference to the applicable sections and subsections to which each exception relates and sets forth sufficient details to identify the nature and scope of the matters disclosed; provided, however, that the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections or subsections of this Article III to the extent it is apparent from a reading of the Disclosure Schedule itself (and without having to refer to the underlying documents being disclosed) that such disclosure is applicable to such other sections or subsections.
     3.1 Organization of the Company. Each of the Company and its Subsidiaries is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted and as currently contemplated to be conducted. The Company and its Subsidiaries possess all licenses, franchises, rights, permits and privileges reasonably necessary to the conduct of their respective businesses. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which failure to be so qualified would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Purchaser (i) a true and correct copy of the Company’s Certificate of Incorporation and each certificate of incorporation on a change of name (having embodied in it or annexed to it a copy of each resolution or agreement referred to in section 380 of the Companies Act) (the “Certificate of Incorporation”) and its Memorandum and Articles of Association, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), and (ii) the equivalent organizational documents for each Subsidiary of the Company, each as amended to date. The Company is not in violation of any of the provisions of the Charter Documents and no Subsidiary of the Company is in violation of its equivalent organizational documents. The rights, preferences, privileges and restrictions of the issued share capital of the Company are as stated in the Company’s Articles of Association and no other documents or agreements contain any rights, preferences, privileges or restrictions applicable to the share capital of the Company. Prior to the execution and delivery of this Agreement, the Board of Directors of the Company and each of the Shareholders duly adopted and approved the Articles Amendment. Section 3.1(i) of the Disclosure Schedule lists the directors and officers of the Company and of each of its Subsidiaries as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 3.1(ii) of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company or any of its Subsidiaries has employees or facilities.
     3.2 Books and Register.
          (a) The register of members and statutory books of the Company and each of its Subsidiaries contain accurate records of the members of the Company and each of its Subsidiaries and all the other information which they are required to contain under the Companies Act. All returns, particulars, resolutions and other documents required to be delivered by the Company or any of its Subsidiaries to the Register of Companies have been duly delivered and no fines or penalties are outstanding.
          (b) Neither the Company nor any of its Subsidiaries has received any notice of any application for the rectification of its register of members.
          (c) No Person has any present, future or contingent right to call for the allotment, conversion or transfer of or to be entered into the register of members as the holder of any share or loan capital of the Company or any of its Subsidiaries and there is no Lien on the Shares or any shares in the Company or its Subsidiaries or any arrangements or obligations to create a Lien. No claim has been made by any Person that they are entitled to any such right or have the benefit of such Lien.
     3.3 Capitalization.
          (a) The authorized capital stock of the Company is £1,086.66 divided into 56,945,305 Series A Preferred Shares, 21,179,265 Series A1 Preferred Shares, 27,353,991 A Ordinary Shares and 3,187,000 Ordinary Shares, and the issued share capital consists of 3,187,000 Ordinary Shares, 4,974,563 A Ordinary Shares and 49,885,548 Series A Preferred. The issued shares are fully paid or credited as fully paid and none are held in treasury by the Company. All of the Shares are held by the Shareholders. The locality where the Shareholder resides is set forth on Exhibit D and the number of Shares held is set forth on Section 3.3(a)(i) of the Disclosure Schedule. The Shares held by the Shareholders constitute in the aggregate the entire issued share capital of the Company, no other capital stock of the Company is authorized and other than the Shares held by the Shareholders (as set forth on Section 3.3(a)(i) of the Disclosure Schedule), there are no outstanding shares of capital stock or equity interests in the Company. All issued Shares and all outstanding Subsidiary Equity Interests are duly authorized, validly issued and allotted (for cash consideration), fully paid and non-assessable and not subject to preemptive rights or any other rights created by statute, the Charter Documents or the applicable governing documents of any Subsidiary of the Company, or any agreement to which the Company or any Subsidiary of the Company or to which any Shareholder is a party or by which it is bound which would prevent the transfer of the Shares to the Purchaser. Other than as contemplated herein, the Company and its Subsidiaries have not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense which has not been paid or satisfied prior to the date hereof relating to or arising out of the issuance or repurchase of any Shares or Subsidiary Equity Interests or options or loan stock or warrants to purchase Shares or Subsidiary Equity Interests, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). No Shareholder has exercised any right of redemption and the Company has not received notice that any Shareholder intends to exercise any rights of redemption with respect to any Shares. Except as set forth in Section 3.3(a)(ii) of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any Shares. Except as set forth in Section 3.3(a)(iii) of the Disclosure Schedule, there are no Company Unvested Shares.

          (b) Except for the Plans, the Company and its Subsidiaries have never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for the issuance of equity or cash compensation based on equity (including as compensation) to any Person. The Company has reserved 22,461,632 Ordinary Shares for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal), immediately prior to the date hereof, upon the exercise of outstanding, unexercised options granted under the Plans. Section 3.3(b)(i) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the type of entity of such holder, if not an individual, the locality where such holder resides, the number of Shares issuable upon the exercise of such option, the date on which such Company Option was granted, the exercise price of such option, the applicable vesting schedule, whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by the Agreement (indicating the extent of any such acceleration), whether such option is an enterprise management option within Schedule 5 ITEPA 2003 or an unapproved option. Except as set forth in Section 3.3(b)(ii) of the Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company Unvested Shares as a result of the related transactions or upon termination of employment or service with the Company or any of its Subsidiaries following the Acquisition or otherwise.
          (c) Except for the Company Options set forth in Section 3.3(c)(i) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, allot, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding debt or other securities of the Company or any of its Subsidiaries. Except as set forth in Section 3.3(c)(ii) of the Disclosure Schedule, there are no securities or instruments containing anti-dilution or similar provisions by which the Company or any of its Subsidiaries is or may become bound. Except as set forth in Section 3.3(c)(iii) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except as contemplated hereby or as set forth in Section 3.3(c)(iv) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or voting by a director of the Company. Except as set forth in Section 3.3(c)(v) of the Disclosure Schedule, there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Shares or the Subsidiary Equity Interests. As a result of the Acquisition, the Purchaser will be the sole legal and beneficial holder of all issued Shares and all rights to acquire or receive any Shares, whether or not such Shares are outstanding.
          (d) True, correct and complete copies of the Plans, the standard form of all agreements and instruments relating to or issued under the Plans or Company Options or any agreement that differs in any material respect from such standard form agreements, have been provided to the Purchaser, and such agreements and instruments have not been amended, modified or supplemented since being provided to the Purchaser, and, except as contemplated by this Agreement, there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those provided to the Purchaser and copies of all HMRC EMI notification forms, Section 431 elections and agreements of market value with HMRC have been provided to the Purchaser. Besides the

Plans, there are no other stock option plans or other equity-related plans of the Company pursuant to which the Company has issued, or may issue, Shares or Company Options.
          (e) Neither the Company nor any of its Subsidiaries has provided any financial assistance as defined in section 152(1) of the Companies Act directly or indirectly for purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred.
          (f) Neither the Company nor any of its Subsidiaries has redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions authorizing any such redemption or purchase or entered into or agreed to enter into any contingent purchase contract (as defined in section 165(1) of the Companies Act) or passed any resolutions approving any such contract or made any capitalization of reserves.
          (g) Set forth in Section 3.3(g) of the Disclosure Schedule is a reasonable, true and correct estimate of the information required to be set forth on the Spreadsheet at the time of Closing.
     3.4 Subsidiaries. Except for the Subsidiaries listed in Section 3.4 of the Disclosure Schedule, the Company does not have and has never had any Subsidiaries or affiliated companies or branches, agencies, places of business or any other permanent establishment outside the UK and does not otherwise own or control and has never otherwise owned or controlled any shares of capital stock or any interest in, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each Subsidiary of the Company is wholly owned by the Company and the shares held by the Company in the Subsidiaries are not subject to any Liens or rights of first refusal of any kind. There are no outstanding liabilities in relation to either the transfer of the business, assets and liabilities of Openrs Limited (company number 03977467) to the Company or the dissolution/liquidation of Openrs Limited.
     3.5 Authority; No Conflict.
          (a) Each of the Warrantors has all requisite power and authority to enter into this Agreement and the other Transaction Agreements to which such Warrantors are a party. This Agreement has been duly executed and delivered by such Warrantor and constitutes a valid and binding obligation of such Warrantor, enforceable against such Warrantor in accordance with its terms.
          (b) The execution and delivery of this Agreement and the other Transaction Agreements by the Warrantors and the Shareholders do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Conflict with (i) any provision of the articles of association, certificate of incorporation, bylaws or equivalent organizational documents of the Company’s or any of its Subsidiaries, (ii) any Contract of the Company or any of its Subsidiaries, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of the properties or assets (whether tangible or intangible) of the Company or its Subsidiaries.
     3.6 Consents. Except as set forth in Section 3.6 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party is required by, or with respect to, the Company or any Shareholder in connection with the execution and delivery of this Agreement and any Transaction Agreement to which the Company or any Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, or for any such

Contract to remain in full force and effect without limitation, modification or alteration after the Closing Date so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, under such Contracts from and after the Closing Date, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made would, individually or in the aggregate, result in Losses of less than an aggregate of $25,000. Following the Closing Date, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which the Company would otherwise be required to satisfy, perform or pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. Neither the Company nor any of its Subsidiaries are in violation or default of any Contract, except for such violations or defaults that would not result in Losses exceeding (x) $50,000 with respect to any individual contract or (y) $200,000 in the aggregate.
     3.7 Company Financial Statements.
          (a) Section 3.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of and for each of the fiscal years ended December 31, 2004 and December 31, 2005, including the notes thereto, together with the reports of KPMG, LLP (the “Audited Financial Statements”); and (ii) unaudited consolidated balance sheet and statements of income, changes in shareholders’ equity and cash flows as of and for the twelve months ended December 31, 2006 (the “Balance Sheet Date”) (the “Unaudited Financial Statements”). Such financial statements (collectively, the “Financial Statements”) fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company in all material respects. The Financial Statements have been prepared in accordance with UK GAAP applied on a consistent basis throughout the periods covered thereby, and are consistent with each other (except that the Unaudited Financial Statements do not contain footnotes and other presentation items that may be required by UK GAAP). The Financial Statements present fairly the consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein of the Company and its consolidated Subsidiaries, subject in the case of the Unaudited Financial Statements to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with UK GAAP consistently applied. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Current Balance Sheet, as required by Statement No. 5. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each of its Subsidiaries have been and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements have been prepared from and in accordance with such books and records.
          (b) Section 3.7(b) of the Disclosure Schedule sets forth a good faith estimate of the Closing Date Balance.
     3.8 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Company and its Subsidiaries are executed in accordance with management’s general or specific authorizations; (ii) transactions of the Company and its Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with UK GAAP and to maintain asset accountability; (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets of the Company and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The accounts, books and ledgers and financial and other records of the Company (including all invoices) have been kept in accordance with sections 221 and 222 of the Companies Act where relevant. The Company has not in relation to its records, systems, controls, data or information, recorded, stored, maintained, operated or that it is otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which (including all means of access) are not under the exclusive ownership or direct control of the Company. Except as set forth in Section 3.8 of the Disclosure Schedule, the Company is in material compliance with its system of internal accounting controls.
     3.9 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any Indebtedness or Guarantee other than as set forth in Section 3.9 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries has, except for obligations of future performance arising in the ordinary course of business and consistent with past practice under the Contracts that have been disclosed to the Purchaser, any liability, obligation, expense, claim, deficiency or endorsement of any type or kind whatsoever, whether accrued, absolute, contingent, determined, determinable, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with UK GAAP) and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such liability, which, individually or in the aggregate, (i) has not been reflected in the Current Balance Sheet (if required by UK GAAP to be so reflected), or (ii) has arisen outside the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and which, individually or in the aggregate, would result in Losses of greater than $50,000. No insolvency event (within the meaning of the Insolvency Act of 1986) has occurred in relation to the Company or any of its Subsidiaries and neither the Company or any of its Subsidiaries has been a party to any transaction with any third party which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him, would constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 and sections 339 to 344 of the Insolvency Act 1986 and no Person who is or has at any time within the last three years been a Director or officer of the Company or any of its Subsidiaries has at any material time been subject to any disqualification order under the Companies Act or under any other legislation relating to the disqualification of directors and officers, or was the subject of any investigation or proceedings capable of leading to a disqualification order being made.
     3.10 Bank Accounts. In respect of the Company and each of its Subsidiaries:
          (a) a list of all bank, investment and deposit accounts and the balances on such accounts as of the close of business on the Business Days prior the date of this Agreement is set forth in Section 3.10 of the Disclosure Schedule;
          (b) it has not or engaged in any off balance sheet financing or any financing of a type which would not be required to be shown or reflected in the Financial Statements, had such arrangement or financing been entered into on or before the Balance Sheet Date;
          (c) it has not entered into nor is it negotiating to enter into any currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other currency exchange or interest rate protection transaction or combination of them or any option or any similar arrangement; and
          (d) all Liens created by or in favor of the Company or any of its Subsidiaries which are required to be registered in accordance with the provisions of the Companies Act or in any other relevant jurisdiction have been so registered and comply with all necessary formalities as to registration or otherwise in that jurisdiction; and the registered particulars of such Liens created by or in favor of the Company or any of its Subsidiaries are complete and accurate. No notice has been given to any Person under any security document.
     3.11 No Change. Except as expressly contemplated by this Agreement and other than as set forth in Section 3.11 of the Disclosure Schedule, since the Balance Sheet Date, there has not been, occurred or arisen any:
          (a) amendment or change to the Charter Documents and the equivalent organizational documents of the Company’s Subsidiaries;
          (b) capital expenditure, transaction or commitment by the Company or any of its Subsidiaries exceeding $50,000 individually or $200,000 in the aggregate;
          (c) payment, discharge, waiver or satisfaction, in any amount in excess of $50,000 in any one case, or $200,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges, waivers or satisfactions in the ordinary course of business or liabilities reflected or reserved against in the Current Balance Sheet;
          (d) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
          (e) employment dispute, including but not limited to, claims or matters raised in writing by any individual or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim for breach of contract, wrongful discharge or dismissal, unfair dismissal, redundancy, protective awards or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries or any order for reinstatement or reengagement in respect of any former employee, officer or director of the Company or any of its Subsidiaries;
          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by UK GAAP;
          (g) adoption of or change in any material election in respect of Taxes, adoption of or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes (other than any routine agreement or settlement in the ordinary course), or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as required by law or UK GAAP;
          (h) declaration, setting aside or payment of a dividend or other distribution (within the meaning of that expression as contained in section 209 or 210 or 418 of the Income and Taxes Act 1988) (whether in cash, stock or property) in respect of any Shares, or any split, combination or reclassification in respect of any Shares, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Shares, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any Shares (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (i) increase in or other change to the salary, fees, benefits or other compensation payable or to become payable by each of the Company and its Subsidiaries to any of its officers, directors, employees or consultants, or change to any other terms of employment or engagement of its officers, directors, employees or consultants or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or any of its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;
          (j) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries other than in the ordinary course of business;
          (k) loan by the Company or any of its Subsidiaries to any Person, purchase by the Company or any of its Subsidiaries of any debt securities of any Person, or capital contributions to investment in any Person;
          (l) creation, assumption or other incurrence by each of the Company and its Subsidiaries of any Lien on any of its assets, except for Permitted Liens;
          (m) incurring by the Company or any of its Subsidiaries of any Indebtedness, amendment of the terms of any outstanding loan agreement, Guaranteeing by the Company of any Indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or Guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices and not in excess of $50,000 in the aggregate;
          (n) waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company, other than in the ordinary course of business;
          (o) commencement or settlement of any lawsuit by the Company or any of its Subsidiaries or the commencement, settlement, notice or written threat of any lawsuit or proceeding or other investigation against the Company or its affairs;
          (p) notice of any claim or potential claim of ownership, interest or right by any Person other than the Company in or to the Company Intellectual Property or of infringement by the Company of any other Person’s Intellectual Property;
          (q) issuance, allotment, grant, delivery or sale, or contract or agreement to issue, allot, grant, deliver or sell, by the Company of any Shares or securities convertible into, or exercisable or exchangeable for, Shares, or any securities, warrants, options or rights to purchase any of the foregoing;
          (r) (i) sale or license of any Company Intellectual Property or execution of any agreement with respect to Company Intellectual Property with any Person, or (ii) purchase or license of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any Person other than the Company, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) material change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries, except in the case of clause (i) pursuant to the Company’s End User Agreement, substantially on standard terms and conditions;
          (s) agreement or modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;
          (t) change, event or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
          (u) any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease agreement;
          (v) acquisition or agreement to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities;
          (w) cancellation, amendment or renewal of any insurance policy except in each case such action taken in the ordinary course of business as conducted on that date and consistent with past practices;
          (x) loss of any customer which in either of the two financial years immediately preceding the Balance Sheet Date accounted for 5% or more of its turnover;
          (y) there has not been any material change in the level of borrowing or working capital requirements of the Company or any of its Subsidiaries; and
          (z) agreement by the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (y) of this Section 3.11 (other than negotiations with the Purchaser and its representatives regarding the transactions contemplated by this Agreement and any Transaction Agreement).
     3.12 Accounts Receivable.
          (a) The Company has delivered to the Purchaser an accurate, true and correct list of all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.
          (b) All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business and are carried at values determined in accordance with UK GAAP consistently applied. No Person has any Lien on any accounts receivable of the Company or its Subsidiaries and no agreement for a deduction or discount has been made with respect to any accounts receivable of the Company or its Subsidiaries.
     3.13 Tax Matters.
          (a) Tax Matters/Definition of Taxes. For the purposes of this Agreement, the term “Tax” (or collectively, “Taxes”) shall mean: (i) any and all U.S. federal, state, local and any form of

United Kingdom (“UK”) and non-U.S. tax, levy, impost, charge, deduction or withholding and other governmental charges, duties, impositions and liabilities in the nature of taxes whenever imposed, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, corporation tax, capital gains tax, inheritance tax and wealth taxes value added tax, ad valorem, transfer, franchise, withholding, customs duties, payroll recapture, employment including payments under the Pay As You Earn (“PAYE”) regime, national insurance and other similar contributions, excise and property taxes, stamp duty and stamp duty land tax as well as social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.13(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.13(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor and regardless of whether such payments of any amounts of the type described in clause (i) of Section 3.13(a) being directly or primarily chargeable against, recoverable from or attributable to the Company or its Subsidiaries or any other Person and regardless of whether the Company or any of its Subsidiaries has, or may have any right of reimbursement against any other Person.
          (b) Definition of Tax Authority. For the purposes of this Agreement the term “Tax Authority” shall mean any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in the U.S., the UK or elsewhere with the responsibility for or competence to impose, collect or administer, any form of Taxes.
          (c) Tax Returns and Audits.
               (i) The Current Balance Sheet reserves or provides in full for all Taxes for which the Company and its Subsidiaries were liable in respect of all periods up to the Balance Sheet Date and the Current Balance Sheet reserves for or contains a note regarding any contingent liability to Tax. The Current Balance Sheet shows both the provision made for deferred Tax and the full potential liability of the Company and its Subsidiaries in respect of deferred Tax.
               (ii) Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business and has not entered into a transaction which may give rise to a liability to corporation tax on chargeable gains.
               (iii) The Company and each of its Subsidiaries has (a) prepared and timely filed with the relevant Tax Authority all required U.S. federal, state, local and all required UK and non-U.S. returns, estimates, information statements, notices, computations and reports (“Returns”) relating to any and all Taxes of the Company (including the Company’s Subsidiaries) and such Returns are accurate, true and correct and have been or, where prepared prior to Completion, will be completed in accordance with applicable law and they are not the subject of any dispute nor, so far as the Shareholders are aware, are likely to become the subject of any dispute and (b) timely paid in full all Taxes it is required to pay.
               (iv) Computations of the profits and losses of the Company and of its liability to Tax for each accounting period within the six calendar years ending on

31 December 2005 have been agreed with the relevant Tax Authority, and there is neither an unsettled appeal in respect of any year of assessment nor any back duty claim or other dispute with any Tax Authority as at the date of this Agreement, and the Sellers are not aware of any facts or circumstances that may result in any such appeal, claim or dispute.
          (v) No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, generally published statements of practice or generally published extra-statutory concessions) with respect to the Company.
          (vi) The Company has not been a party to a transaction in respect of which a consent or clearance from any Tax Authority was or is required other than transactions in respect of which (i) the relevant Tax Authority consent or clearance was obtained after accurate disclosure of all material facts; (ii) the transaction was carried out as described in the application for consent or clearance.
          (vii) The Company and its Subsidiaries have properly operated the PAYE and National Insurance Contributions system in the UK and have maintained complete, correct and up-to-date records for the purposes of the relevant legislation and neither the Company nor any of its Subsidiaries has, within the 3 years prior to Closing, been the subject of a PAYE audit or any investigation by any UK Tax Authority and so far as the Warrantors are aware there are no facts which are likely to cause a PAYE audit or such an investigation to be made, other than routine audits or examinations.
          (viii) The Company and its Subsidiaries have duly and punctually deducted, withheld, or collected for payment (as appropriate) all Taxes which they have become liable or entitled to deduct, withhold or collect for payment and have paid all such Taxes to the relevant Tax Authority and there is no Tax deficiency nor any liability to interest or penalties outstanding, assessed or, so far as the Warrantors are aware, proposed against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that has not expired and, so far as the Warrantors are aware, there are no circumstances by reason of which the Company or its Subsidiaries is likely to become liable to pay, a fine or penalty.
          (ix) All capital expenditure incurred by the Company or any Subsidiary on or before the Balance Sheet Date and in respect of which claims for capital allowance have been made has qualified and, so far as the Warrantors are aware, will continue to qualify as qualifying expenditure for capital allowances purposes.
          (x) All rents, interest (including any amounts treated as interest for Tax purposes), annual payments, emoluments, management or service fees or charges or other sums of an income nature (including benefits in kind), paid or provided by the Company or any Subsidiary since the Balance Sheet Date or which the Company or any Subsidiary is under an obligation entered into on or before Closing to pay or provide in the future are or will under the law currently in force be wholly allowable as deductions or charges on income in computing profits or against profits for the purposes of corporation tax in the accounting period in which they have or will be incurred.
          (xi) The Company has provided to the Purchaser or its legal counsel or other advisers copies of all Returns for the Company and its Subsidiaries that have been requested by Purchaser or its legal counsel or other advisers and all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries.
          (xii) The Company and its Subsidiaries have sufficient records to determine the Tax consequences which would arise on a disposal or on the realization of each asset owned by it at the Balance Sheet Date, or acquired since the Balance Sheet Date but before Closing.
          (xiii) Neither the Company nor any of its Subsidiaries owns nor has agreed to acquire any asset, the consideration for the acquisition of which was or will be in excess of its market value and neither the Company nor any Subsidiary has disposed or agreed to dispose of any asset, the consideration for the disposal of which was or will be less than its market value.
          (xiv) Neither the Company nor any Subsidiary has given or agreed to give any consideration on the acquisition of an asset to which the provisions of section 128(2) Taxation of Chargeable Gains Act 1992 (“TCGA”) could apply.
          (xv) Neither the signing of this agreement nor Closing will result in any profit or gain being deemed to accrue to the Company or any Subsidiary for the purposes of Tax under section 179 TCGA and no liability has fallen on the Company or any Subsidiary under section 179 and neither the Company nor any Subsidiary (i) owns any asset in respect of which any such liability may arise or (ii) has entered into or will, on or before Closing, enter into an election under section 179A TCGA.
          (xvi) Neither the Company nor any Subsidiary has engaged in any transaction in respect of which for any Tax purpose the consideration is different from the actual consideration given or received by it.
          (xvii) Neither the Company nor any Subsidiary has made any claim under sections 152 to 156, 175 or 247 of TCGA which could affect the amount of any gain accruing or treated as accruing on a disposal of any asset by the Company or any Subsidiary and no claim has been made nor, so far as the Warrantors are aware, is capable of being made by any other company which affects or could affect the amount or value of the consideration for the acquisition of any asset by the Company or any Subsidiary which is to be taken into account in calculating any gain on a subsequent disposal.
          (xviii) There has not accrued any gain in respect of which the Company or any Subsidiary may be liable to corporation tax on chargeable gains by virtue of the provisions of section 13 or sections 86 and 87 TCGA .
          (xix) Neither the Company nor any Subsidiary has entered into or been party to any transaction in respect of which Schedule 7AC TCGA will or might apply and there has been no reorganization, amalgamation, or other transaction within the meaning of sections 126 to 140D TCGA (inclusive) involving any Company or Subsidiary.
          (xx) There are (and so far as the Warrantors are aware immediately before the Closing Date there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

          (xxi) None of the assets of the Company’s United States Subsidiary is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.
          (xxii) For the period of ownership of the Company and its subsidiary by the Warrantors, neither the Company nor its Subsidiaries has repaid, or agreed to repay, or redeemed, or agreed to redeem, or purchased or agreed to purchase or granted an option under which it may become liable to purchase, any shares of any class of its issued share capital, or capitalized or agreed to capitalize, in the form of debentures or redeemable shares, any profits or reserves of any class or description; and neither the Company nor any Subsidiary has issued or agreed to issue any share capital or security as paid up otherwise than by the receipt of new consideration (within the meaning of Part VI of ICTA) or passed or agreed to pass any resolution to do so.
          (xxiii) Neither the Company nor its Subsidiaries has received a chargeable payment within sections 213 to 218 ICTA (inclusive) or made a transfer of the kind referred to in section 125 TCGA.
          (xxiv) No interest or other amount payable, or which may become payable, in respect of any security issued by the Company or any of its Subsidiaries and remaining in issue at today’s date falls or would fall under legislation currently in force to be treated as a distribution under section 209 or section 418 of the Income and Corporation Taxes Act 1988 (“ICTA”).
          (xxv) Except as provided for in the Current Balance Sheet, no distribution within the meaning of section 209 ICTA has been made by the Company or any of its Subsidiaries during the six years ended on the Balance Sheet Date.
          (xxvi) Neither the Company nor its Subsidiaries is or has ever been a close investment-holding company within the meaning of section 13A ICTA.
          (xxvii) No distribution within section 418 ICTA (“distribution” to include certain expenses of close companies) has been made by the Company or any Subsidiary, and no such distribution will be made prior to Closing and no loan, advance, release, write-off, consideration or transaction within sections 419 to 422 ICTA (inclusive) has been made, given or effected by the Company or any Subsidiary.
          (xxviii) Neither the Company nor its Subsidiaries has (i) made any transfers of value for the purposes of the Inheritance Tax Act 1984 (“IHTA”) or (ii) been involved in or been a party to any associated operation within the meaning of section 268 IHTA in relation to any transfer of value within IHTA
          (xxix) No circumstances exist whereby the power mentioned in section 212 IHTA could be exercised in connection with any assets of or shares or securities in the Company or any Subsidiary and no asset of, or share or security in, the Company or any Subsidiary is or is liable to be made subject to a charge under IHTA by HM Revenue and Customs and there has been no alteration of the share capital of the Company or any Subsidiary within section 98 IHTA.

          (xxx) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return, (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any Person (other than Company or its Subsidiaries), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by contract or agreement, and (d) an interest in any joint venture, partnership or other arrangement that could be treated as a partnership for U.S. federal Tax purposes.
          (xxxi) Ignoring any other company being a shareholder of the Company, the Company and its Subsidiaries incorporated in the UK, would form a group of companies for the purposes of sections 402 to 413 ICTA (inclusive) and for the purposes of section 170 TCGA.
          (xxxii) With respect to the UK taxes, neither the Company nor any of its Subsidiaries (i) surrendered any amounts of or by way of group relief, consortium relief advance corporation tax or tax refund; (ii) claimed any amounts of or by way of group relief, consortium relief advance corporation tax or tax refund; (iii) made any payments for or repayments of group relief, consortium relief, surrendered advance corporation tax or tax refund; or (iv) entered into any agreements or arrangements relating to group relief or consortium relief or the surrender of either advance corporation tax or tax refunds other than to, from or with the Company or another Subsidiary.
          (xxxiii) The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s tax books and records.
          (xxxiv) The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
          (xxxv) During the 5 years ending on the date hereof, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.
          (xxxvi) Neither the Company nor its Subsidiaries has entered into or been involved in any transaction, series of transactions, scheme or arrangement which, may result in a liability to Tax on the Company or any of its Subsidiaries under any of the following sections or provisions: (i) provisions contained in Part XVII of ICTA; (ii) section 786 ICTA; (iii) sections 29 to 34 TCGA (inclusive); or (iv) sections 241 to 246 ICTA.
          (xxxvii) No event, transaction, act or omission has occurred or will occur before Closing which could result in the Company or any Subsidiary becoming liable for Tax (other than PAYE or employee national insurance) which is primarily or directly chargeable against or attributable to a Person other than that Company or Subsidiary (including a Tax Authority) or which is charged by reference to the income or gains of any other Person and without limiting the generality of the foregoing, no Tax is or may become payable by the Company or any Subsidiary under sections 767A, 767AA ICTA and sections 13, 189 or 190 TCGA in respect of any transaction or event occurring on or before Closing.

          (xxxviii) Neither the Company nor its Subsidiaries has participated in any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b).
          (xxxix) None of the Company or any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.
          (xl) For the purposes of UK Tax the Company has been resident in the UK at all times since its incorporation and will be so resident at Closing, and it has never been resident in any other jurisdiction for any Tax purpose.
          (xli) The Company for itself and for its Subsidiaries has made available to the Purchaser all documentation relating to any Tax exemptions, reductions, holidays or incentives (“Tax Incentives”) with respect to which the Company or any of its Subsidiaries claims any entitlement.
          (xlii) There have been disclosed in the Disclosure Letter all claims involving the Company and its Subsidiaries in respect of interest, dividends or royalties paid or received by such Company and its Subsidiaries made pursuant to any applicable double taxation conventions.
          (xliii) Neither the Company nor any of its Subsidiaries is taxable on any interest, dividend or other amount on which double taxation relief will, or may, be restricted under Chapter II Part XVIII ICTA.
          (xliv) Neither the Company nor any of its Subsidiaries has (nor has ever had) an interest directly or indirectly in any controlled foreign company within the meaning of Chapter IV of Part XVII ICTA and neither the Company nor any of its Subsidiaries has a material interest in an offshore fund within the meaning of Chapter V of Part XVII ICTA.
          (xlv) Neither the Company nor any of its Subsidiaries is subject to any obligations requiring it to be a qualifying company for the purposes of Chapter III of Part VII ICTA for the purposes of the Business Expansion Scheme or the Enterprise Investment Scheme and neither the Company nor any Subsidiary is a qualifying issuing company for the purposes of the Corporate Venturing Scheme.
          (xlvi) Neither the Company nor any of its Subsidiaries (i) has entered into any loan relationship which is for an unallowable purpose as described in paragraph 13 of Schedule 9 to the Finance Act (“FA”) 1996; (ii) is nor has ever been party to any loan relationship or related transaction to which paragraph 11 of Schedule 9 to FA 1996 does or could apply; (iii) has made a claim in respect of bad debts for the purposes of paragraph 5 of Schedule 9 FA 1996; and (iv) is nor has ever been party to any loan relationship with a connected Person such that section 87 FA 1996 does or could apply to that relationship and the Company and its Subsidiaries have complied with all relevant provisions contained in Chapter II of Part IV FA 1996 in respect of any loan relationship to which it is or has been party.

          (xlvii) All loan relationships to which the Company has been a party on or after 1 April 1996, and any interest within section 100 FA 1996 have been accounted for only on an authorized accruals basis or amortized cost basis as defined in section 85 FA 1996. and all debits arising or which have arisen prior to Closing under any the Company’s loan relationships fall, or will fall, within section 84 FA 1996 and are or will be fully deductible in calculating the profits and gains of that Company’s trade on an accruals basis and paragraphs 2 and 18 of Schedule 9 FA 1996 do not apply to any interest or discount which accrues prior to Closing under the Company’s loan relationships.
          (xlviii) No Tax Authority has investigated any transaction, series of transactions, scheme or arrangement involving any Company or Subsidiary with a view to applying Schedule 28AA ICTA or Treasury Regulations under Section 482 of the Code, and no circumstances exist which could result in any liability or increased liability of such Company or Subsidiary to Tax if such investigation were undertaken and the Company and each Subsidiary has complied with its obligations under the corporation tax self assessment regime including all documentation requirements or any equivalent legislation or regime in the US.
          (xlix) The Company and each Subsidiary incorporated in the UK (i) is duly registered and is not exempt from registration for the purposes of value added tax (“VAT”) and has been so registered at all times when it has been required to be registered by the relevant Tax Authority is not subject to any conditions imposed or agreed with the relevant Tax Authority; (ii) has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including the terms of any agreement reached with the relevant Tax Authority; (iii) maintains and has at all times maintained complete, correct and up to-date records for the purposes of the legislation relating to VAT and has preserved such records in such form and for such periods as are required by such legislation; (iv) is not in arrears with any payment or returns required under any legislation relating to VAT and is not liable to any abnormal or non-routine payment, or any forfeiture or penalty or default surcharge, or to the operation of any penal provision or to pay any interest relating to VAT; (v) has not been required by the relevant Tax Authority to give security under any legislation relating to VAT; and (vi) does not operate any special scheme or method authorized under the VAT Regulations 1995/2518 or agreed with HM Revenue & Customs (“HMRC”).
          (l) Neither the Company nor any Subsidiary has been nor is currently a member of a group for the purposes of VAT under section 43 Value Added Tax Act 1994 (“VATA”), other than a group comprising the Company and the Subsidiary.
          (li) Neither the Company nor any of its Subsidiaries is under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.
          (lii) The Company or its Subsidiary holds the records or documents required to be held by regulations 167 and 168 of the VAT Regulations 1995/2518 so that a claim may or could be made at the date of this agreement or subsequently for a refund of VAT under section 36 VATA.
          (liii) In the three year period ended on the date of this Agreement: (i) there has been no transfer of a business as a going concern in respect of which the Company or any Subsidiary has been or could become liable under section 44 VATA and there has been no supply of goods or services by the Company or any Subsidiary in respect of which section 43(1) VATA is disapplied by sub-section (1AA) of that section; and (ii) no direction has been given under Schedule 9A VATA either to the Company or any Subsidiary or in relation to any supply made by or to the Company or any Subsidiary and there are no circumstances where such a direction could be made.
          (liv) No act or transaction has been effected as a result of which the Company or any Subsidiary is or may be held liable for any VAT chargeable against any other company; and neither the Company nor any Subsidiary is nor has agreed to become an agent, manager or factor for the purposes of VATA of any Person.
          (lv) All supplies made by the Company or any Subsidiary are taxable supplies and neither the Company nor any of its Subsidiaries has or will be denied credit for any input tax by reason of the operation of any provisions of VATA and the regulations made under VATA; and all input tax for which the Company or its Subsidiary has claimed credit has been paid by such Company or Subsidiary in respect of supplies made to it relating to goods or services used or to be used for the purpose of that Company’s or Subsidiary’s business and the consideration for any such supply was or will be paid within six months of the date of the supply.
          (lvi) Neither the Company nor any of its Subsidiaries has any item to which Part XV of the Value Added Tax Regulations 1995 (Capital goods scheme) applies and in respect of which the period of adjustment will not have expired on or before Closing.
          (lvii) Neither the Company nor any of its Subsidiaries (i) has an interest in any land or buildings in relation to which an election has been made, either by the Company or relevant Subsidiary or by any other Person, to waive exemption from VAT under the provisions of Schedule 10 VATA (Buildings and land); (ii) is a party to any agreement or other arrangement in relation to any land or building under which it has agreed not to elect to waive exemption from VAT under Schedule 10 VATA; and (iii) is party to any such agreement or arrangement with any other Person under which that other Person has agreed not to make such an election.
          (lviii) Neither the Company nor any of its Subsidiaries has made or agreed to make an exempt supply of land or buildings for VAT purposes.
          (lix) The Company and each Subsidiary has duly paid all stamp duty, stamp duty land tax and all stamp duty reserve tax for which it is or has at any time been liable and neither the Company nor any of its Subsidiaries is liable to pay any penalty, interest or fine in respect of stamp duty or stamp duty reserve tax or to forfeiture of any relief from any such duty, penalty, interest or fine and there are no circumstances including execution, substantial performance of any contract for a land transaction and performance of this agreement which may result in the Company or any Subsidiary becoming liable to any such penalty, interest or fine or to any such forfeiture.
          (lx) All documents in the possession of the Company or any Subsidiary and which attract stamp duty or stamp duty reserve tax (“SDRT”) in the UK have been duly stamped (or SDRT has been duly paid).

          (lxi) No contract for a land transaction has been entered into by the Company or any Subsidiary and substantially performed, but not yet completed, without the required payment of stamp duty land tax for which the Company or any Subsidiary could be liable.
          (lxii) Neither the Company nor any of its Subsidiaries has entered into a contract for a land transaction on which there will be an outstanding balance of stamp duty land tax to pay on Closing of the land transaction or which is or could be within section 45, FA 2003.
          (lxiii) A land transaction return (as defined by section 76, Finance Act 2003), has been promptly and correctly filed with HM Revenue & Customs in respect of all notifiable land transactions entered into by the Company or any Subsidiary and registered in the Register and, for the purposes of this warranty, “Register” means each and any of the Chief Land Registrar of England and Wales, the Keeper of the Registers of Scotland, or the Land Registry of Northern Ireland or in the Registry of Deeds for Northern Ireland.
          (lxiv) Neither the Company nor any of its Subsidiaries has entered into any land transaction where the whole or part of the chargeable consideration for the transaction is uncertain, contingent or unascertained.
          (lxv) Neither the signing of this agreement nor Closing will result in any profit or gain being deemed to accrue to the Company or any Subsidiary for the purposes of paragraph 58, Schedule 29 FA 2002 and neither the Company nor any of its Subsidiaries has entered into nor will, on or before Closing, enter into an election under paragraph 66, Schedule 29 FA 2002 nor is the Company nor any of its Subsidiaries liable or may be liable to Tax under paragraph 68, Schedule 29 FA 2002.
          (lxvi) Neither the Company nor any of its Subsidiaries has sold or agreed to sell any patent rights for a capital sum (which would be chargeable to income) under section 524 ICTA.
          (lxvii) The Company has drawn up its accounts in accordance with generally accepted accounting practice and has brought into account for Tax purposes debits under paragraphs 8 or 9 of Schedule 29 FA 2002.
          (lxviii) Neither the Company nor any of its Subsidiaries has any arrangement or authorization in place under the Council Regulation EEC Number 2913/92 or Community Customs Code and Commissions Regulation EEC Number 2454/93 in relation to any relief from customs duty.
          (lxix) Neither the Company nor any of its Subsidiaries holds any authorization from HMRC to import goods upon which the customs duty has not been paid at importation or upon which there may be a clawback of duty paid,
          (lxx) None of the Company or any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income after the Closing Date as result of (a) any change in method of accounting under Section 481(c) of the Code in any taxable period ending on or before the Closing Date,

(b) closing agreement under Section 7121 of the Code (or in the case of each of (a) and (b), under any similar provision of applicable law), (d) installment sale or open transaction disposition occurring before the Closing Date or (e) prepaid amount paid prior to the Closing Date.
     3.14 Restrictions on Business Activities.
     Except as set forth in Section 3.14 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or which is otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or restricting any business activities of the Company or its Subsidiaries, or to the Knowledge of the Warrantors, the Purchaser, or otherwise limiting the freedom of the Company or its Subsidiaries or to the Knowledge of the Warrantor, the Purchaser, to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries is a party to any agreement under which the Company or a Subsidiary of the Company is restricted from selling, licensing, or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market. Neither this Agreement nor the transaction contemplated by this Agreement will result in any restriction on the ability of the Company to share information relating to its ongoing business or operations with Purchaser or any of Purchaser’s Subsidiaries pursuant to any agreement to which the Company or any of its Subsidiaries are a party or by which they are bound.
     3.15 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.
          (a) Title
          (i) All of the properties of the Company (the “Real Property”) are set forth in Section 3.15 of the Disclosure Schedule. The Real Property comprises all the real property owned, occupied or otherwise used in connection with its business by the Company and each of its Subsidiaries.
          (ii) Any part of the Real Property which is occupied or otherwise used by any Company and each of its Subsidiaries in connection with its business is so occupied or used by right of ownership or under lease or licence, and the terms of any such lease or licence permit such occupation or use.
          (iii) The Company and each of its Subsidiaries is the legal and beneficial owner of and have a good and marketable title to the Real Property.
          (b) Encumbrances
          (i) The Real Property is free from any charge, rent-charge, liability to maintain roadways, lien, annuity or other encumbrance securing the repayment of monies or other obligation or liability of the Company and each of its Subsidiaries or of any other Person.
          (ii) The Real Property is free of any tenancy, sub-tenancy, licence or other arrangement entitling a Person other than the Company and each of its Subsidiaries which owns it to occupy the whole or any part.

          (iii) The Real Property is not subject to any outgoings, other than general rates, water rates and insurance premiums and, in the case of leasehold real property, rent and service charges.
          (iv) The Real Property is free from any local land charge, land charge, caution, inhibition or notice, and no matter exists which is capable of registration against the Real Property.
          (v) No notice relating to the use and enjoyment of the Real Property has been received or given or is likely to be received or given in any circumstances.
          (vi) All the Real Property enjoys access and egress over roads which have been adopted by the appropriate highway authority and are maintainable at the public expense. The Real Property drains into public sewers and is served by water, electricity and gas utilities, pipes, sewers, wires, cables, conduits and other conducting media and connect directly to the mains without passing through land in the occupation or ownership of a third party.
          (c) Planning Matters
          (i) The Real Property is not being or is intended or required by the Company and each of its Subsidiaries to be used other than for the permitted use for the purposes of the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and the Planning and Compulsory Purchase Act 2004 and the orders and regulations made under them and all legislation of a like nature (the “Planning Acts”).
          (ii) Planning permission has been obtained, or is deemed to have been granted, for the purposes of the Planning Acts with respect to all existing development on the Real Property and no such permission has been suspended or called in or is subject to judicial review, and no application for planning permission is awaiting decision.
          (iii) Building regulation consents have been obtained with respect to all development, alterations and improvements to the Real Property.
          (iv) All planning consents and permissions affecting the Real Property are either unconditional or are subject only to conditions which are neither unusual, personal nor temporary and which have been satisfied or fully observed and performed up to the date of this agreement.
          (v) There is no outstanding statutory or informal notice under the Planning Acts relating to any part of the Real Property or to any business carried on there or to the use of it, and there is no outstanding monetary claim or liability, contingent or otherwise, in respect of any part of the Real Property in relation to the Planning Acts.
          (d) Adverse Orders
          There is no resolution, proposal, scheme or order, whether or not formally adopted, for the compulsory acquisition of the Real Property or of any access or egress from any of it or for the alteration, construction or improvement of any road, subway, underpass, footbridge, elevated road, dual carriage or flyover upon or adjoining or passing within 200 metres of the Real Property or any such access or egress and there are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Real Property, nor are there any circumstances likely to lead to any such matters being made.
          (e) Condition of the Real Property
          The buildings and other structures on the Real Property or of which any of the Real Property form part are in good and substantial repair and fit for the purposes for which they are presently used.
          (f) Leasehold Real Property
          (i) The Company and each of its Subsidiaries have paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in each of the leases (which expression includes underleases) under which the Real Property is held and the last demand (or receipt for rent if issued) was unqualified and each such lease is valid and in full force.
          (ii) All licences, consents and approvals required from the landlords and any superior landlords under any leases of the Real Property have been obtained, and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.
          (iii) There have been and are no disputes and there are not likely to be any disputes with any landlord.
          (g) Guarantees
          Except in relation to the Real Property, there is no actual or contingent liability of the Company and each of its Subsidiaries arising directly or indirectly out of any agreement, lease, underlease, tenancy, conveyance, transfer, licence or any other deed or document relating to real property or to any estate or interest in real property entered into by the Company or its Subsidiary including any actual or contingent liability arising directly or indirectly out of:
          (i) any estate or interest held by the Company or its Subsidiary as original lessee or underlessee;
          (ii) any guarantee given by the Company or its Subsidiary in relation to a lease or underlease; or
          (iii) any other covenant made by the Company or its Subsidiary in favor of any lessor or head lessor.
     3.16 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including Company

Registered Intellectual Property Rights. Company Intellectual Property specifically includes all Intellectual Property Rights in and to the Technology listed in Section 3.16(a)(i) of the Disclosure Schedule. All Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries is set forth in Section 3.16(a)(ii) of the Disclosure Schedule.
               “Company Source Code” shall mean, collectively, all or any portion of any software source code, or any confidential information or algorithm contained in or relating to any software source code (excluding Open Source Materials), of any Company Intellectual Property or any Company Product.
               “Data Protection Legislation” means any applicable legislation or regulations relating to data protection and/or privacy, including the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 of the UK and any other legislation intended to implement in any country Directive 95 /46/EC of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.
               “End User Agreements” shall mean customer agreements (including the Company’s standard end user license agreement that is presented to an end user during installation of the Company’s Products) entered into in the ordinary course of business that provide end users the non-exclusive right to use a Company Product (in the case of Company Products that include software, such agreement providing only an object code license to such software) or non-exclusive right to receive services of the Company, but provides no rights to distribute Company Products to third parties or make any modifications thereto.
               “European Personally Identifiable Information” means any data or information which is collected or obtained by or on behalf of the Company or any of its Subsidiaries as a result of providing any Company Product and/or related service in relation to the users of websites provided by the Company’s European customers which data or information either on its own or when combined with information within the Company’s or any of its Subsidiaries’ control identifies a living individual anywhere in the world.
               “Intellectual Property” shall mean Technology and Intellectual Property Rights.
               “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents, provisional patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (ii) all trade secrets, invention disclosures, and similar rights in know-how and confidential or proprietary information; (iii) published and unpublished works of authorship, all copyrights, copyright registrations and applications therefor, and all rights in databases (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, (“Mask Works”); (vi) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor; (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (viii) Moral Rights, and (ix) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
               “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
               “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) applied for or issued Patents, including applications therefor; (ii) registered Trademarks and applications for registration thereof; (iii) Copyright registrations and applications to register Copyrights; (iv) registered Mask Works and applications to register Mask Works; (v) registered World Wide Web addresses, uniform resource locators and domain names, and applications for registration thereof; and (vi) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority.
               “Shrinkwrap Agreements” shall mean inbound generally available commercial binary code non-exclusive end-user licenses that provide the rights to use Intellectual Property for total consideration, with respect to each such agreement, of less than $1,000 (including support and maintenance fees). “Shrinkwrap Agreements” exclude those agreements relating to Open Source Materials.
               “Technology” shall mean any or all of the following tangibles (including any and all instantiations thereof in any form and embodied in any media): (i) works of authorship and copyright works including, without limitation, computer programs, mathematical models, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and similar data; (ii) inventions (whether or not patentable) and improvements; (iii) proprietary and confidential information, including technical data models, methodologies and customer and supplier lists, trade secrets, show-how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, tools, devices, methods, prototypes, schematics, bread boards, net lists, mask works, test methodologies and development tools. “Technology” excludes any Intellectual Property Rights in any of the foregoing.
               “US Personally Identifiable Information” means any data or information which is collected or obtained by or on behalf of the Company or any of its Subsidiaries as a result of providing any Company Product and/or related service in relation to the users of websites provided by the Company’s or any of its Subsidiaries’ North American customers which data or information is individually identifiable information from or about any individual including, but not limited to: (a) a first and last name; (b) a home or other physical address, including street name and name of city or town; (c) an email address or other online contact information, such as an instant messaging user identifier or a screen name that reveals an individual’s email address; (d) a telephone number; (e) a Social Security Number; (f) a persistent identifier, such as a customer number held in a “cookie” or processor serial number, that is combined with other available data that identifies an individual; or (g) any information combined with any of (a) through (f) above.
          (b) Section 3.16(b) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company and its Subsidiaries that have been sold, distributed or otherwise disposed of by the Company and its Subsidiaries in the past five (5) years together with a list of any products or service offerings developed or under development, but not yet launched (the “Company Products”).
          (c) Section 3.16(c) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or applied for, by the Company and its Subsidiaries (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions currently before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property Rights together with any actions, including the payment of any fees or the filing of any responses, that must be taken by the Company or any of its Subsidiaries within 90 days of the date of this Agreement for the purposes of obtaining, maintaining or renewing any Company Registered Intellectual Property Rights.
          (d) Each Company Registered Intellectual Property Right is currently in compliance with all formal legal requirements and to the Knowledge of the Warrantor is valid and subsisting. As of the date of this Agreement and as of the Closing Date, all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, for the purposes of perfecting, prosecuting and maintaining Registered Intellectual Property Rights.
          (e) In each case in which the Company or any of its Subsidiaries has acquired, other than through a license, any Intellectual Property Right from any Person, the Company or its Subsidiary has obtained a written assignment that to the Knowledge of the Warrantor is valid, enforceable, and sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. The Company has recorded each such assignment of Registered Intellectual Property Right assigned to the Company, with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.
          (f) To the Knowledge of the Warrantor, there are no facts or circumstances that would render any Intellectual Property Right that is Company Intellectual Property invalid or unenforceable.
          (g) Except as set forth in Section 3.16(g)(i) of the Disclosure Schedule, all Company Intellectual Property other than that validly licensed in writing to the Company is fully transferable and licensable by the Company without restriction and without payment of any kind to any third party. Except as set forth in Section 3.16(g)(ii) of the Disclosure Schedule, all Company Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries is fully licensable by the Company without restriction and without payment of any kind to any third party.
          (h) Each item of Company Intellectual Property is free and clear of any Liens, except for the Company’s End User Agreements or except as set forth in Section 3.16(h) of the Disclosure Schedule. The Company has provided to Purchaser a true and complete copy of all forms of End User Agreements entered into by the Company or any of its Subsidiaries in the past five (5) years.
          (i) Except as set forth in Section 3.16(i) of the Disclosure Schedule, the Company or a Subsidiary is either: (i) the exclusive owner or exclusive licensee of all Intellectual Property Rights that are Company Intellectual Property; or (ii) the exclusive owner of all Technology that is Company Intellectual Property. Without limiting the generality of the foregoing, and except as set forth in Section 3.16(i) of the Disclosure Schedule, (i) the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, distribution or provision of any the Company Products by the Company, (ii) the Company owns exclusively all copyrighted works that are included or incorporated into Company Products or which the Company otherwise purports to own, and (iii) to the Knowledge of the Warrantor, to the extent that any Patents would be infringed by any Company Products, the Company is the exclusive owner or licensee of such Patents.

          (j) Except as set forth in Section 3.16(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have (i) permitted the rights of the Company or any of its Subsidiaries in such Company Intellectual Property to lapse or enter the public domain, (ii) entered into any agreement under which it has granted any covenant not to sue, assert or exploit any Intellectual Property Right of the Company or any of its Subsidiaries, or (iii) entered into any agreement under which it has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Company Intellectual Property.
          (k) Except for Intellectual Property Rights licensed to the Company or its Subsidiaries as set forth in Section 3.16(a)(ii) of the Disclosure Schedule, all Intellectual Property Rights that are Company Intellectual Property were created solely by either (i) employees of the Company or (ii) by third parties, and in each case such employee or third party has irrevocably assigned all of their Intellectual Property Rights therein by written document entered into between such employee or third party (including the right to seek past and future damages with respect thereto), to the Company. The Company has provided to the Purchaser true and correct copies of the forms for such assignments.
          (l) Except as set forth in Section 3.16(l) of the Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by a third party for the Company or any of its Subsidiaries and is incorporated into any Company Products (excluding Open Source Materials), the Company or a Subsidiary, as applicable, has a written agreement with such third party with respect thereto and the Company, or Company Subsidiary, thereby either (i) has obtained ownership of, and is the exclusive owner of, all Intellectual Property Rights in such Intellectual Property, including any improvements, enhancements or other modifications or derivatives made by the Company or on its behalf by such third party to such Intellectual Property; or (ii) has obtained a perpetual, royalty-free, fully paid-up, non-terminable license (such license being sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights in such Intellectual Property.
          (m) The Company Intellectual Property (and Intellectual Property that the Company has obtained pursuant to a Shrinkwrap Agreement), and the rights described in Section 3.16(l)(ii) above, constitute all the Intellectual Property which is used in or necessary to the conduct of such business of the Company and its Subsidiaries as it currently is conducted and as it is currently planned by the Company and its Subsidiaries to be conducted, including the design, development, manufacture, use, import, licensing and sale of Company Products.
          (n) Section 3.16(n)(i) of the Disclosure Schedule lists all Contracts to which Company or any of its Subsidiaries is a party in which the Company or any of its Subsidiaries has transferred, or under which it may have the obligation to transfer any ownership of (contingent or otherwise), granted any exclusive license to use or distribute, or authorized the retention of any exclusive rights to use, or joint or sole ownership of, any Intellectual Property Right that is or was Company Intellectual Property to any third party. Section 3.16(n)(ii) of the Disclosure Schedule lists all Contracts to which the Company or any of its Subsidiaries is a party pursuant to which a third party (save for any former or current employee or consultant of the Company or any of its Subsidiaries) has licensed or transferred any Intellectual Property to the Company or its Subsidiaries (other than Shrinkwrap Agreements). The Company is not in breach of, nor has the Company failed to perform under, any Contracts between the Company and any Person in so far as they relate to the license or transfer of Intellectual Property Rights and all such Contracts (including those entered into after the date of this Agreement but before the Closing Date) are in full force and effect. To the Knowledge of the Warrantor, no dispute exists regarding the scope or performance of any Contracts between the Company and any Person in so far as they relate to the license or transfer of Intellectual Property Rights or payments to be made or received thereunder and to the Knowledge of the Warrantor, the other parties to such Contracts are not in material breach of their terms. Except as set forth in Section 3.16(n)(iii) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, right of termination or suspension of any Contracts (including those entered into after the date of this Agreement but before the Closing Date), in so far as they relate to the license or transfer of Intellectual Property Rights that are or were Company Intellectual Property and except as set forth in Section 3.16(n)(iv) of the Disclosure Schedule, following the Closing Date, both the Purchaser and the Company will be permitted to exercise all of the Company’s rights under such Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would not otherwise be required to pay had such transactions contemplated hereby not occurred.
          (o) No Person who has assigned, transferred or licensed any Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements, enhancements or other modifications or derivatives made by or for the Company in such Intellectual Property.
          (p) The Company has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used or necessary to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.
          (q) No government, military or quasi-governmental funding, facilities of a university, college, other educational institution or research center or funding from similar third parties was used in the development of any Intellectual Property Right that is Company Intellectual Property. No current or former employee, and to the Knowledge of the Warrantor, no consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has (i) performed services for the government, university, college, or other educational institution or research center, or any other entity or Person during a period of time during which such employee, consultant or independent contractor was also performing services for the Company and (ii) entered into a Contract with such an entity providing for an exclusive license of Intellectual Property Rights which might reasonably relate to the business of the Company or its Subsidiaries, to such entity.
          (r) The operation of the business of the Company and its Subsidiaries as currently conducted and as currently planned by the Company and its Subsidiaries to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, licensing and sale of Company Products, does not and will not, and will not when conducted by Purchaser or Company following the Closing in substantially the same manner as currently conducted by the Company, directly, indirectly or contributorily infringe or misappropriate any Intellectual Property Right (excluding Patents) of any Person or violate any right of publicity. To the Knowledge of the Warrantor, the operation of the business of the Company and its Subsidiaries as currently conducted and as currently planned by the Company and its Subsidiaries to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, licensing and sale of Company Products, does not and will not, and will not when conducted by Purchaser or Company following the Closing in substantially the same manner as currently conducted by the Company, directly, indirectly or contributorily infringe any Patent right of any Person. Neither the Company nor any of its Subsidiaries have received written notice or notice via electronic mail from any Person claiming that such operation of the Company’s or its Subsidiaries’ business or any design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, licensing or sale of any Company Product, or act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries directly, indirectly or contributorily infringes or misappropriates any Intellectual Property Right of any Person. The Company does not, without proper authorization, possess, or have within its custody or control any customer lists, marketing materials, or technical information or data. The Company has not received any opinion of counsel that any third party patent directly or indirectly applies to any Company Product.
          (s) Excluding applicable laws, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation or regulation that restricts in any manner the use, distribution, transfer or licensing thereof by the Company or any of its Subsidiaries or may be reasonably expected to adversely affect the validity, use or enforceability of such Company Intellectual Property. The operation of the business as it has been, and is currently conducted and as currently planned by the Company to be conducted, in each case, with respect to the use, distribution, transfer or licensing of Company Products, has not, does not, and would not violate any applicable laws or regulations.
          (t) Section 3.16(t) of the Disclosure Schedule lists all Contracts between the Company or any of its Subsidiaries and any other Person, other than End User Agreements, whereby the Company or any of its Subsidiaries have agreed to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission in each case with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company and its Subsidiaries.
          (u) Neither the Company nor any of its Subsidiaries have brought any action, suit or proceeding for infringement of any Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. Except as set forth in Section 3.16(t) of the Disclosure Schedule, to the Knowledge of the Warrantor, no Person is infringing or misappropriating any Company Intellectual Property.
          (v) The Company and its Subsidiaries have protected their rights in confidential information and trade secrets owned by the Company and/or its Subsidiaries and have protected those provided by any other Person to the Company or any of its Subsidiaries to the extent reasonable and customary in the industry in which the Company and its Subsidiaries operate. The Company has and enforces a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 3.16(v) of the Disclosure Schedule and all current and former employees and consultants of the Company who have created, modified or contributed any of the Company Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights in and to Company Intellectual Property to the Company.
          (w) Except as set forth in Section 3.16(w) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property (including Company Source Code for any software belonging to the Company), (ii) the Company granting, or to the Knowledge of the Warrantor, the Purchaser granting, to any third party any right, title or interest to or with respect to any Intellectual Property owned by, or licensed to, the Company pursuant to any agreement to which the Company is a party or by which it is bound or (iii) the Company, or to the Knowledge of the Company, the Purchaser, being obligated to pay any royalties or other amounts to any third party in respect of Intellectual Property Rights, in excess of those payable by Purchaser or the Company, respectively, prior to the Closing Date pursuant to any agreement to which the Company is a party or by which it is bound.

          (x) Except as set forth in Section 3.16(x) of the Disclosure Schedule, the Company and its Subsidiaries own, or have valid licenses to and possess all, Company Source Code. The Company has taken all actions reasonable and customary in the software industry to document the software which is Company Intellectual Property and its operation, such that such software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.
          (y) Section 3.16(y) of the Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in its business, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified or distributed by the Company). Except as set forth in Section 3.16(y) of the Disclosure Schedule, the Company and its Subsidiaries have not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products, (b) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products, or (c) used Open Source Materials that create obligations for the Company with respect to Company Intellectual Property or Company Products or grant to any third party, any rights or immunities under Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge). No Company Product or Intellectual Property Right that is Company Intellectual Property is subject to the terms of license of any such Open Source Materials.
          (z) All Company Products conform in all material respects to applicable contractual commitments through the date of the Closing, express and implied warranties, product specifications and product documentation and to any representations in each case as provided or contained in End User Agreements.
          (aa) Except as set forth on Section 3.16(aa) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have collected or possess any European Personally Identifiable Information or any US Personally Identifiable Information. The Company and its Subsidiaries have complied in all material respects with all applicable laws including Data Protection Legislation and their respective internal privacy policies including in relation to the privacy of users of websites to which Company Products are applied and all Internet websites owned, maintained or operated by the Company and/or any of its Subsidiaries. To the Knowledge of the Warrantor, the execution, delivery and performance of this Agreement does not violate any applicable laws including Data Protection Legislation relating to privacy or conflict with or violate the Company’s privacy policies. Copies of all current and prior privacy policies of the Company, including the privacy policies included in the Company’s Internet website, have been delivered to the purchaser. Except as set forth in Section 3.16(aa) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has at any time received any actual or threatened claim, allegation or complaint that the Company or any of its Subsidiaries has been in contravention of any applicable laws including Data Protection Legislation.
          (bb) Except as set forth in Section 3.16(bb) of the Disclosure Schedule, neither the Company, its Subsidiaries, nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred and no circumstances or conditions exist, that will, or would reasonably be expected to, result in such disclosure, delivery or license of any Company Source Code. Section 3.16(bb) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow-holder or any other Person, any Company Source Code.
          (cc) At the date of this Agreement, Company Products (but not including demonstration or evaluation products) are free of any disabling codes or instructions (a “Disabling Code”), and any virus or malicious undocumented contaminant (a “Contaminant”), that may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise damage or disable Company Products (or systems which interact or interoperate with such Company Products). At the date of this Agreement, the components used in or with Company Products obtained from third Person suppliers (excluding Open Source Materials) are free of any Disabling Codes or Contaminants that may, be used to, access, modify, delete, damage or disable any of Company Products (or systems which interact or interoperate with such Company Products). The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that its information technology systems utilized by the Company and its Subsidiaries in the operation of their business are free from Disabling Codes and Contaminants. The Company and its Subsidiaries have in place appropriate disaster recovery plans, procedures and facilities and have taken all reasonable steps to safeguard its information technology systems utilized by the Company and its Subsidiaries in the operation of their business and restrict unauthorized access thereto.
          (dd) The Company has duly executed and delivered to Purchaser a “Certificate of Originality” for each of the Company Products, each of which is set forth on Schedule 3.16(dd). Each such Certificate of Originality is true, complete and correct with respect to each Company Product.
     3.17 Agreements, Contracts and Commitments.
          (a) Except as set forth in this Agreement or at Section 3.17 of the Disclosure Schedule (specifying the appropriate paragraph), neither the Company nor any of its Subsidiaries is a party to, or is bound by:
          (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or other benefits not disclosed in Section 3.17(b) of the Disclosure Schedule), any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any consulting or sales agreement, contract, or commitment with a firm or other organization;
          (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan (A) relating to the sale, issuance, grant, exercise, award, purchase or redemption of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such             shares of stock, other securities or options, warrants, or other rights therefore, except for the Plans, or (B) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
          (iii) any fidelity or surety bond or completion bond;

          (iv) any lease of personal property having a value in excess of $50,000 individually or $200,000 in the aggregate;
          (v) any lease of real property;
          (vi) any agreement of indemnification or guaranty;
          (vii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate;
          (viii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
          (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
          (x) any purchase order or contract for the purchase of materials involving payments in excess of $20,000 individually or $100,000 in the aggregate;
          (xi) any partnership, dealer, distribution, agency, joint marketing, joint venture, strategic alliance, affiliate, development agreement or similar agreement or any agreement which is or contains a power of attorney given by the Company or any of its Subsidiaries;
          (xii) any agreement, contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries;
          (xiv) any Contract limiting in any respect the right of the Company or any of its Subsidiaries to engage or participate, or compete with any Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute, license or manufacture any Company Product or to purchase or otherwise obtain any software, components, parts or services;
          (xv) any Contract with any Governmental Entity (a “Government Contract”) or any material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation in all material respects of the Company’s or any of its Subsidiaries’ business;

          (xvi) any agreement or arrangement to which the following provisions of the Companies Act apply; section 317, section 320 and/or section 330;
          (xvii) any settlement or litigation “standstill” agreement; or
          (xviii) other than customer purchase orders arising in the ordinary course of business to the extent that the purchase or sale provided for therein has been performed in full on or prior to the date of this Agreement, any other agreement, contract or commitment that involves payments in excess of $25,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty within 30 days.
          (b) True and complete copies of each Contract set forth (or required to be set forth) in Section 3.17 of the Disclosure Schedule, each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to the Purchaser. Each Material Contract is a valid and binding agreement of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries and each other party thereto in accordance with its terms, and is in full force and effect with respect to the Company or its Subsidiary. The Company and its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received written notice or notice via electronic mail that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract or any other Contract. To the Knowledge of the Warrantors, no party obligated to the Company pursuant to any such Material Contract has materially breached, violated or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a breach, violation or default under such Material Contract by any such other party, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors .
          (c) The Company and each of its Subsidiaries have fulfilled all obligations required pursuant to each Material Contract to have been performed by the Company or such Subsidiary prior to the date hereof, and without giving effect to the Acquisition, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.
          (d) With respect to any Government Contract, there is, as of the date of this Agreement, no: (i) claim or request by a Governmental Entity for a contract price adjustment; (ii) dispute involving the Company or any of its Subsidiaries; or (iii) claim or equitable adjustment by the Company or any of its Subsidiaries.
          (e) There is no agreement or arrangement whether or not in writing to which the Company or any of its Subsidiaries is a party which, on the execution or as a result of the execution of this Agreement will or may result in (i) any third party being relieved of any material obligation or becoming entitled to exercise any right, or (ii) the Company or any of its Subsidiaries being in material default under any material agreement or arrangement or losing any benefit, right or license it currently enjoys or (iii) any material liability or obligation of the Company or any of its Subsidiaries being created or increased.
     3.18 Interested Party Transactions. Except as set forth in Section 3.18 of the Disclosure Schedule, no Employee, officer, Shareholder or director of the Company or any of its Subsidiaries is Indebted to or has lent money to the Company or any of its Subsidiaries except in each case for advances made to or sums extended by employees for travel and business expenses in the ordinary course of business consistent with past practices and not in excess of $1,000 individually or $25,000 in the aggregate. Except as set forth in Section 3.18 of the Disclosure Schedule, no officer, director, Shareholder or, to the Knowledge of the Warrantors, other employee of the Company or any of its Subsidiaries has or has had directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its

Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party except for any employment or consultancy agreement with the Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.18.
     3.19 Governmental Authorization. Each consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Authorizations”) has been issued or granted to the Company or one of its Subsidiaries, other than those consents, licenses, permits, grants or authorizations the failure of which to possess would not result in a Loss greater than $25,000. The Authorizations are in full force and effect and constitute all Authorizations required to permit the Company to operate or conduct its business as currently conducted or hold any interest in its properties or assets. Neither the Company nor any of its Subsidiaries is in default, and no condition exists that with notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries or any other Person, under the Authorizations. None of the Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
     3.20 Litigation. Neither the Company nor any of its Subsidiaries is a party to any claim, litigation, arbitration, prosecution or other legal or quasi-legal proceedings or enquiry. There is no action, suit, claim or proceeding of any nature pending or to the Knowledge of the Warrantors threatened against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors nor to the Knowledge of the Warrantors is there any basis therefor. To the Knowledge of the Warrantors, there is no investigation or other proceeding pending or threatened against the Company or any of its Subsidiaries or any of their assets (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, supra-national authority or other regulatory authority nor to the Knowledge of the Warrantors is there any basis therefor. Neither the Company or any of its Subsidiaries or any of their officers or directors has received any process, notification or communication (formal or informal) from any competent authority with respect to any matter or received any indication (from any source) that any such process, notice or communication might be issued or that any Person might make or has made a complaint to a competent authority against the Company, any of its Subsidiaries or any of their officers or directors. No Governmental Entity has at any time in writing challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their operations as presently or previously conducted or as presently contemplated to be conducted.
     3.21 Minute Books. With respect to the minutes of the Company and each of its Subsidiaries, the minutes delivered to counsel for the Purchaser contain, in all material respects, complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders, and the Company’s Board of Directors (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.
     3.22 Environmental; Health and Safety. The Company and its Subsidiaries are not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such statute, law, or regulation.

     3.23 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 3.23 of the Disclosure Schedule, the Company has not incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     3.24 Employee Benefit Plan and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “Company Employee Plan” shall mean any plan, program, policy, contract, agreement or other binding arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, commission, bonus, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each employment benefit plan applicable to employees in the UK which is or has been maintained, contributed to, or required to be contributed to, by the Company or to any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, or any ERISA Affiliate has or may have any liability or obligation.
               “DOL” shall mean the United States Department of Labor.
               “Employee” shall mean any current employee, officer, consultant or director of the Company or any ERISA Affiliate.
               “Employee Agreement” shall mean each management, employment, severance, change of control, consulting, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, contract, or understanding (including, without limitation, any offer letter or any agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee or with respect to which the Company, or any ERISA Affiliate has or may have any liability or obligation.
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person or entity currently or in the past under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code for which the Company or any of its Subsidiaries has or could have liabilities or obligations, and the regulations issued thereunder and as set out within sections 258 and 259 of the Companies Act 1985.
               “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform their services outside the United States.
               “IRS” shall mean the United States Internal Revenue Service.

               “Multiemployer Plan” shall mean any Pension Plan, which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
               “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
               “Stakeholder Scheme” shall mean the Company’s designated stakeholder pension scheme within the meaning of Part 1 of the Welfare Reform and Pensions Act 1999.
          (b) Schedule. Section 3.24(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has made or established or has made any plan or commitment or to the Knowledge of the Warrantors created any expectation that it will make or establish any new Company Employee Plan or Employee Agreement or modify any Company Employee Plan or Employee Agreement (except to the extent required by law, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Section 3.24(b) of the Disclosure Schedule sets forth a table setting forth the name, job title, date of commencement, salary or fee and other benefits (excluding as to sick pay and holiday) of each Employee as of the date hereof. To the Knowledge of the Warrantors, no Employee listed on Section 3.24(b) of the Disclosure Schedule intends to terminate his or her employment or engagement for any reason within the period of 12 months immediately following Closing (including retirement), other than in accordance with the employment or consultancy arrangements provided for in this Agreement. There are no outstanding offers of employment or engagement made to any Person by the Company and each ERISA Affiliate and there is no one who has accepted an offer of employment or engagement but who has not yet taken up that offer. Except as set forth on Section 3.24(b) of the Disclosure Schedule, no Employee is on sick leave, maternity, paternity or parental leave as at the date of this Agreement which leave has by the date of this Agreement lasted one month or is to the Knowledge of the Warrantors due to last more than one month from the date of this Agreement.
          (c) Documents. The Company and each ERISA Affiliate has provided to the Purchaser (i) correct and complete copies, which are correct and complete in all material respects of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (vi) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan within the three most recent plan years, (ix) all written policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests (if any) for each Company Employee Plan for the three (3) most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan and (xii) all IRS determination opinion, notifications and advisory letters issued with respect to each Company Employee Plan and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter, (xiii) all confidentiality agreements between the Company and any Employee, (xiv) any staff handbook or written employment policies relating to the employment of any Employee with the Company or any of its Subsidiaries.
          (d) Employee Plan Compliance. The Company and each of its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and the Warrantors have no Knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms in all material respects and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or notification, advisory, or opinion letter, as applicable) as to its qualified status under the Code with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or to the Knowledge of the Warrantors threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan or relating to any service of an Employee or former employee as a fiduciary of a Company Employee Plan or Employee Agreement. Each Company Employee Plan in relation to U.S. employees can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Purchaser, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Warrantors or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have in all respects made in a timely manner all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” subject to Section 419 of the Code.
          (f) Save for the Stakeholder Scheme, there is no scheme, agreement, arrangement or practice (in each case whether formal or informal) in relation to which the Company or any ERISA Affiliate have incurred, will incur or could incur any liability or responsibility (including, without limitation, any liability for contributions or expenses or for any shortfall in funding, or any liability as trustee or responsibility in respect of any discretionary power) for or in relation to the provision of:
          (i) any pension, lump sum, gratuity or other like benefit payable on retirement, death or withdrawal from service for, in respect of or by reference to any present or former director, officer, employee of or Person who has at any time agreed to provide services to the Company or any ERISA Affiliate; or
          (ii) any benefits to be given by reason of disability or sickness for, in respect of or by reference to any Person within paragraph 1.1(a) save for those provided by an Employee Agreement or Company Employee Plan.

          (g) There are no circumstances which could result in any penalty for failure to comply with Part 1 of the Welfare Reform and Pensions Act 1999 or the Stakeholder Pension Schemes Regulations 2000 becoming payable by the Company or any ERISA Affiliate.
          (h) There are no circumstances under which the Company or any ERISA Affiliate have since December 19, 1996, contributed towards, participated in or had employees who participated in, an occupational pension scheme to which section 75 of the Pensions Act 1995 has applied or can apply.
          (i) Since April 27, 2004 no act or omission has taken place which would or might expose the Company or any ERISA Affiliate to any liabilities arising under sections 38 to 42 (inclusive) of the Pensions Act 2004 and no circumstances exist which would or might result in the issue of a financial support direction under sections 43 to 51 (inclusive) of the Pensions Act 2004 in respect of the Company or any ERISA Affiliate.
          (j) Since August 30, 1993 no Employee or former employee of the Company or any ERISA Affiliate has been employed by the Company or any ERISA Affiliate as a result of a transfer of an undertaking or part of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 have applied.
          (k) There are no members of the Stakeholder Scheme nor have there ever been any members of it.
          (l) Neither the Company nor any ERISA Affiliate are obliged to pay any contributions to the Stakeholder Scheme.
          (m) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (n) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (o) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (p) Effect of Transaction. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any ERISA Affiliate, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code or (v) entitle any director, employee or consultant to give notice of termination or treat himself as being released from any obligation.
          (q) Parachute Payments. There is no agreement, plan, arrangement or other contract to which the Company or any ERISA Affiliate is a party covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts to which the Company or any ERISA Affiliate is a party, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.24(q) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. Neither the Company nor any ERISA Affiliate is party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.
          (r) Employment Matters. The Company and each ERISA Affiliate is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, terms and conditions of employment, employee safety, and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries, fees and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes (including PAYE) or National Insurance contributions save for such wages, pay, taxes or contributions which relate to the current payroll period and are not due for payment before the date of this Agreement or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), (iv) is not to the Knowledge of the Warrantors liable for breach of any contract of service or for services, for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal, for any claim in respect of an accident or injury or failure to comply with any order for the reinstatement or re-engagement of any Employee or former employee. Neither the Company nor any ERISA Affiliate is bound to pay after the date of this Agreement any compensation or any other payment to any former employee, director or consultant. No gratuitous payments have been made within the period of 12 months ending on the date of this Agreement or promised in respect of the actual or proposed termination, suspension or variation of any Employee Agreement. There are no pending or to the Knowledge of the Warrantors threatened or reasonably anticipated claims or actions against Company, any ERISA Affiliate, any Company trustee or any trustee of any Company Employee Plan under any worker’s compensation policy or long-term disability policy. The services provided by the Company’s ERISA Affiliates’ Employees who are employed in the United States of America are terminable at the will of the ERISA Affiliates, as applicable, and any such termination would result in no liability to the Company or any ERISA Affiliate, except as required by applicable law. To the Knowledge of the Warrantors, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. To the Knowledge of the Warrantors, there are no matters which might reasonably be considered grounds for dismissal of any employee, director or consultant. No grievance or complaint of discrimination has been raised within the period of 12 months ending on the date of this Agreement by any current or former employee, director or consultant of the Company or any of its Subsidiaries. All Employees who require a work permit have such a permit in force, and such permit will remain in force for at least three months following Closing. No Person has been employed by the Company or any ERISA Affiliate in the UK who does not have leave to enter or remain in the UK or otherwise in breach of section 8 of the Asylum and Immigration Act 1996.
          (s) Labor. No work stoppage or labor strike against the Company or any ERISA Affiliate is pending or to the Knowledge of the Warrantors threatened or reasonably anticipated. The Warrantors have no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no and have not been in the past two years any actions, suits, claims or labor disputes pending or to the Knowledge of the Warrantors threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any ERISA Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any ERISA Affiliate is presently, nor has it been in the past, a party to, or bound by, any union membership, security of employment, recognition or other collective bargaining agreement (whether legally binding or not) or union contract with respect to Employees with a trade union, associate of trade unions, works council, staff association or other organization and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries have received an application for recognition nor have they done any act which to the Knowledge of the Warrantors may be construed as recognition nor do they have a works council. Neither the Company nor any ERISA Affiliate has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law (“WARN Act”) that remains unsatisfied.
          (t) No Interference or Conflict. No Shareholder or Employee is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere to any material extent with such Person’s duties or obligations to the Company or any of its ERISA Affiliates or to the Knowledge of the Warrantors would interfere with the Company’s business. To the Knowledge of the Warrantors neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of the Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employee is now bound.
          (u) International Employee Plan. Section 3.24(u) of the Disclosure Schedule lists each International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Closing Date, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Purchaser from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).
          (v) Loans. Neither the Company nor any of its ERISA Affiliates has made any loans or quasi loans to or entered into any credit transaction (as so defined) with any Employees.
          (w) Transfer of Undertakings. Within the period of one year preceding the date of this Agreement neither the Company nor any of its ERISA Affiliates have been a party to any “relevant transfer” (which bears the meaning set out in the Transfer of Undertakings (Protection of Employment) Regulations 2006) nor has the Company nor any of its ERISA Affiliates failed to comply with any duty to inform and consult any appropriate representatives under these regulations.

          (x) Redundancy. Within the period of one year preceding the date of this Agreement, neither the Company nor any of its ERISA Affiliates have given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992, nor has the Company nor any of its ERISA Affiliates failed to comply with any such consultation obligation under that statute.
     3.25 Insurance. Section 3.25 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) remain in full force and effect. Except as set forth in Section 3.25 of the Disclosure Schedule, the Warrantors have no Knowledge of the threatened termination of, or material increase of any premium with respect to, any of such policies. Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     3.26 Compliance with Laws. The Company and its Subsidiaries have complied in all material respects with, are not in violation of, and have not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, including any applicable licenses and permits for the export of the Company Products, except for such violations that would not result in penalties or other liabilities exceeding $25,000 individually or $100,000 in the aggregate.
     3.27 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, employees and others acting on behalf of the Company) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.
     3.28 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 3.28 of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to Company Products or Intellectual Property licensed or sold or services rendered by the Company.
     3.29 Customers and Suppliers. Since the Balance Sheet Date, no customer or client of the Company whose business represents, individually, greater than 5% of the Company’s annual revenue, or any material supplier or material vendor to, the Company or any of its Subsidiaries has cancelled or otherwise terminated, or made any threat to the Company or any of its Subsidiaries to cancel or otherwise terminate, any agreement with the Company or any of its Subsidiaries, as the case may be, or its relationship with the Company or any of its Subsidiaries.
     3.30 Complete Copies of Materials. All documents (including all Material Contracts) that the Company, the Principal Shareholders or Warrantors have delivered or made available to the Purchaser or to Purchaser’s counsel are true, correct and complete copies of such documents.
     3.31 Disclosures. None of the representations or warranties made by the Warrantors or Shareholders in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Warrantors or Principal Shareholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to each of the Shareholders (in the knowledge that the Shareholders are entering into this Agreement in reliance on the accuracy of such representations and warranties) that each of the representations and warranties in this Article IV is true and accurate as at the date hereof and at the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and accurate as of such date).
     4.1 Organization of the Purchaser. The Purchaser is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted. The Purchaser possesses all licenses, franchises, rights, and privileges necessary to the conduct of its business. The Purchaser is presently qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser is not in violation of any provision of its respective organizational documents.
     4.2 Corporate Power; Authority. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and the Transaction Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.
     4.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Agreements by the Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Conflict with (i) any provision of the organizational documents of the Purchaser or (ii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its properties or assets (whether tangible or intangible). No consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict), is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The foregoing is subject to the potential third party consents described in Section 1.2(c)(viii).
     4.4 Issuance of Purchaser Common Stock. The Purchaser Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be issued in compliance will all applicable federal and state securities laws.
     4.5 SEC Documents; Purchaser Financial Statements. A true and complete copy of each quarterly and other report and registration statement filed by the Purchaser with the SEC since June 27,

2006 (the “Purchaser SEC Documents”) is available on the website maintained by the SEC at www.sec.gov. As of their respective filing dates, (and if amended or superceded by a filing prior to the date of this Agreement, the date of such filing) the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document. The financial statements of the Purchaser included in the Purchaser SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of the Purchaser’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments). Except as expressly contemplated by this Agreement, since the date of the Purchaser’s most recently filed Form 10-Q, there has not occurred a Purchaser Material Adverse Effect.
ARTICLE V
CONDUCT PRIOR TO THE CLOSING
     5.1 Shareholder Obligations. With respect to any provision in this Agreement that provides for or requires the Company and its Subsidiaries to take, or to not take, any action, the Principal Shareholders shall procure that the Company and its Subsidiaries shall take, or shall not take, such action.
     5.2 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Principal Shareholders shall procure that the Company shall (except to the extent that the Purchaser shall otherwise consent in writing), carry on the Company’s and its Subsidiaries’ business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (except for Taxes being contested in good faith by appropriate proceedings), to pay or perform other obligations when due (including paying accounts payable when due), and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s present business organization, keep available the services of present officers and other key Employees (other than as contemplated in this Agreement) and preserve relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company’s and its Subsidiaries’ goodwill and ongoing businesses at the Closing. The Principal Shareholders shall procure that the Company shall promptly notify the Purchaser of (i) any event, occurrence or emergency not in the ordinary course of business of the Company, (ii) any material event involving the Company or any of its Subsidiaries and (iii) any event involving the Company or any of its Subsidiaries that could reasonably be expected to result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Principal Shareholders shall procure that the Company and its Subsidiaries shall not, without the prior written consent of the Purchaser:
          (a) issue, dispose of, deliver, sell, allot, purchase, authorize or designate or pledge or otherwise encumber, any shares of capital stock, equity, debt securities or other interests of the Company or any of its Subsidiaries or any securities convertible into shares of capital stock, equity, debt securities or other interests of the Company or any of its Subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock, equity, debt securities or other interests of the Company or any of its Subsidiaries, other than the issuance, delivery or sale of shares of capital stock, equity or other interests of the Company pursuant to the exercise of Company Options outstanding as of the date of this Agreement;
          (b) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, equity or other interests of the Company or any of its Subsidiaries, or otherwise reduce its authorized or issued share capital or capitalize, repay or make any other form of distribution of any amount standing to the credit of any reserve or making any other re-organization of share capital;
          (c) waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of any Company Options or other rights granted under any Plan or the vesting of the securities purchased or purchasable under such Company Options or other rights or the vesting schedule or repurchase rights applicable to any Company Unvested Shares;
          (d) except for the elections to be made pursuant to the Option Holder Form of Instruction, amend or change any other terms of Company Options or Company Unvested Shares or other rights granted under the Plans;
          (e) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Shares or split, combine or reclassify any Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Shares;
          (f) transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any Person future rights to the Company Intellectual Property, in each case other than non-exclusive licenses granted under End User Agreements and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice, or transfer or license from any Person or entity any Intellectual Property other than under Shrinkwrap Agreements in the ordinary course of business consistent with past practice; provided, however, that in no event shall the Company (i) license, on an exclusive basis, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell or transfer the ownership of, any Company Intellectual Property; or (ii) enter into any Contract (A) providing for any site licenses, (B) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (C) relating to Company Source Code, (D) limiting the right of the Company to engage in any line of business or to compete with any Person, or (E) providing for unlimited indemnification.
          (g) (i) sell, lease, license, encumber or otherwise dispose of any tangible properties or tangible assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition of property or assets not in excess of $10,000 individually or $50,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to the business or prospects of the Company and its Subsidiaries taken as a whole, or (ii) enter into any agreement for the purchase or sale of any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, knowingly violate or terminate any of the material terms of any lease agreements;
          (h) (i) enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or the Purchaser’s business activities or the effect of which would be to grant to a third party following the Closing the actual or potential right to license any Intellectual Property owned by the Purchaser or its Subsidiaries (other than, with respect to Subsidiaries, the Company) or (ii) enter into, amend or terminate any other Contract set forth in Section 3.17 of the Disclosure Schedule or which would have been required to have been set forth in Section 3.17 of the Disclosure Schedule had such contract been entered into prior to the date hereof;
          (i) make any loan, advance (other than business expense advances to Employees in the ordinary course of business consistent with past practice) or capital contribution to, or investment in, any Person, incur any Indebtedness or Guarantee, enter into any “keep well” or other agreement to maintain any financial statement condition, forgive or discharge or and the terms of any outstanding Indebtedness, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates, or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than in connection with the financing of ordinary course trade payables consistent with past practice;
          (j) grant or pay, or enter into any agreement, arrangement or amendment to an existing agreement or arrangement providing for the granting of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any Employee except pursuant to written agreements, policies or plans outstanding on the date hereof and set forth in Section 3.24 of the Disclosure Schedule, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date hereof (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock;
          (k) adopt, terminate or amend any Company Employee Plan or enter into any Company Employee Plan, or adopt or amend any compensation, bonus, commission, insurance coverage (except as contemplated by this Agreement), benefit, entitlement, grant or award provided or made under any Company Employee Plan; or enter into any collective bargaining agreement; pay any special bonus, commission or special remuneration to any Employee (cash, equity or otherwise); increase the salaries, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees; pay any benefit not provided for as of the date of this Agreement under any Company Employee Plan; or add any new members to the Company’s Board of Directors;
          (l) (i) hire any officers, consultants, independent contractors or employees or enter into, or amend or extend the term of, any employment or consulting agreement with any Employee, or (ii) terminate the employment of any Employee (except for termination for cause), or take any action that might be reasonably foreseeable to allow any Employee to claim a constructive termination or termination for “good reason”;
          (m) commence or settle any threatened or pending litigation;
          (n) enter into, renew or materially modify any Contract relating to the distribution, sale, license or marketing by third parties of the Company Products, other than (i) renewals of existing Contracts on a nonexclusive basis or modifications in connection with renewals of existing Contracts on a nonexclusive basis, or (ii) new nonexclusive Contracts which can be terminated without penalty upon notice of 60 days or less;
          (o) engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the transactions contemplated by this Agreement;

          (p) materially change the amount of any insurance coverage;
          (q) create, extend, grant or issue any mortgage, charge, debenture or other security or permit any lien to arise on any of its assets other than in the ordinary course of business;
          (r) amalgamating or merging with any other company or concern or acquiring shares in any other company or participating in any joint venture;
          (s) cause or permit any amendments to the Articles of Association or other charter or similar documents of the Company or any of its Subsidiaries or passing any resolution in a general meeting; or
          (t) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, settle or compromise any claim or assessment in respect of Taxes, file any material Return (including any amended Return) or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (except for VAT, PAYE or national insurance (“NIC”) Returns or payment of such VAT, PAYE or NIC Taxes in the ordinary course of business); or
          (u) altering any mandate given to its bankers relating to any matter concerning the operation of the bank account, delegating any of the powers or duties of the board of directors, appointing new auditors or removing the existing auditors or granting any pension rights; or
          (v) propose, agree to or otherwise take any of the actions described in Section 5.2(a) through Section 5.2(u), or any action which would reasonably be expected to make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of the Closing or as of the time such representation or warranty shall have become untrue or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.
     5.3 No Solicitation (a) . Until the earlier of the Closing and the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, no Shareholder shall and each Shareholder shall procure that the Company shall not (nor will the Company permit any of its officers, directors, shareholders, agents, representatives or affiliates), directly or indirectly, take any of the following actions with any party other than the Purchaser and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the Company’s (or any Subsidiary’s) business, properties or technologies, or any amount of the capital stock of the Company or any of its Subsidiaries (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise (including any equity or debt transaction), or effect any such transaction, (b) disclose any information not customarily disclosed to any Person concerning the Company’s (or any of its Subsidiary’s) business, technologies or properties, or afford to any Person or entity access to their respective properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any Person to make any proposal to purchase all or any part of the capital stock or assets of the Company or any of its Subsidiaries, or (d) enter into any agreement with any Person providing for the acquisition of the Company or any of its Subsidiaries, whether by merger, purchase of assets, license, tender offer or otherwise (including any equity or debt financing transaction). The Shareholders agree that in the event that any Shareholder or the Company or any of their affiliates shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, each Shareholder shall and shall procure that the Shareholders, the Company and their affiliates shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify the Purchaser thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Purchaser shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state or country having jurisdiction, this being in addition to any other remedy to which the Purchaser may be entitled at law or in equity.
     5.4 Access to Information.
          (a) The Principal Shareholders shall procure that the Company shall, and shall cause all of its Subsidiaries to, afford the Purchaser and its accountants, counsel and other representatives, with reasonable access during normal business hours during the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to the provisions of Section 9.1 hereof and the Closing to (a) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including, but not limited to, all Company Intellectual Property (including source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as the Purchaser may reasonably request, and (c) all key Employees and such other Employees as reasonably requested by the Purchaser. The Company agrees to provide to the Purchaser and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.
          (b) No information or knowledge known to the Purchaser or its representatives (whether prior to or after the date of this Agreement) and no information or knowledge obtained in any investigation pursuant to this Section 5.4 (or otherwise) shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the provisions hereof.
     5.5 Commercially Reasonable Efforts; Governmental Approvals.
          (a) Subject to the terms and conditions set forth in this Agreement, the Purchaser and the Principal Shareholders shall, and the Principal Shareholders shall procure that the Company shall, use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things reasonably necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the other parties obligations to consummate the Acquisition set forth in Article VII hereof and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement. Each Shareholder will use its commercially reasonable efforts to cause the other Shareholders to fulfill such other Shareholder’s obligations under this Agreement.
          (b) The Purchaser and the Principal Shareholders shall, and the Principal Shareholders shall procure that the Company shall, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which either party may reasonably request, in connection with the consummation of the Acquisition and the other transactions contemplated hereby. The Purchaser and the Principal Shareholders shall, and the Principal Shareholders shall procure that the Company shall, use commercially reasonable efforts to obtain all such authorizations, approvals and consents. Each of the Principal Shareholders and the Purchaser shall promptly inform the other of any material communication between the Company or any Principal Shareholder or the Purchaser, as applicable, and any Governmental Entity regarding the Acquisition or any other transactions contemplated hereby. If the Company or any Principal Shareholder or the Purchaser or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Acquisition or any other transactions contemplated hereby, then the Company or such Principal Shareholder or the Purchaser (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Principal Shareholders and the Purchaser shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Purchaser shall not be required to agree to any divestiture by the Purchaser or the Company or any of the Purchaser’s or the Company’s Subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of the Purchaser or the Company or any of the Purchaser’s or the Company’s Subsidiaries or affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock and the Principal Shareholders shall procure that the Company and its Subsidiaries shall not agree to take such actions without the consent of the Purchaser.
     5.6 Consents and Notices.
          (a) The Principal Shareholders shall use reasonable commercial efforts to procure that the Company shall, prior to the Closing, obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Acquisition or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Closing. Such consents, waivers and approvals shall be in a form reasonably acceptable to the Purchaser.
          (b) As soon as practicable following the date hereof, the Principal Shareholders shall use reasonable commercial efforts to procure that the Company shall deliver any notices required under any of its or its Subsidiaries’ respective Contracts that are required to be provided in connection with the consummation of the transactions contemplated by this Agreement. Such notices shall be in a form reasonably acceptable to the Purchaser.
     5.7 Financial Statements; Company Debt.
          (a) The Principal Shareholders shall procure that the Company shall prepare and deliver to the Purchaser the Company’s unaudited consolidated balance sheet (the “Closing Balance Sheet”) dated as of not less than three (3) Business Days prior to the Closing Date (the “Closing Balance Sheet Date”), and the related unaudited consolidated statement of income, cash flow and shareholders’ equity for the period beginning on January 1, 2007 and ending on the Closing Balance Sheet Date (the “Closing Date Financials” and together with the Year-End Financials, the “Closing Unaudited Financials”). The Principal Shareholders agree that when delivered, the Closing Unaudited Financials: (i) will have been prepared in accordance with UK GAAP (except that unaudited financial statements may not have notes thereto and other presentation items that may be required by UK GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis throughout the periods indicated and (ii) will fairly present in all material respects the financial condition and operating results of the Company as of the dates and for the periods indicated therein.
          (b) At least three (3) Business Days prior to the Closing Date, the Principal Shareholders shall procure that the Company shall deliver to the Purchaser a statement, based on the Closing Balance Sheet and certified as to its accuracy by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth the amount of Company Debt estimated to be outstanding at the time of the Closing (the “Statement of Company Debt”). The Statement of Company Debt shall be in a form and reflect such amounts as Purchaser shall reasonably approve.
     5.8 Expenses. All fees, costs, and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, all legal, accounting, financial advisory, consulting, and other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the other Transaction Agreements (collectively, “Expenses”) shall be the obligation of the party incurring such fees and expenses. The Principal Shareholders will not cause or permit the Company to incur or pay any Expenses in connection with the Acquisition or this Agreement. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement, certified as to its accuracy by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth all Shareholder Expenses (the “Statement of Expenses”).
     5.9 Closing Consideration Spreadsheet. At least three (3) Business Days prior to the Closing Date, the Principal Shareholders shall procure that the Company shall have delivered to the Purchaser a spreadsheet (the “Spreadsheet”) substantially in the form set forth in Section 3.3(g) of the Disclosure Schedule which spreadsheet shall be true, complete and correct as of the Closing and in each case prepared in accordance with the Required Consideration Allocation and shall include, among other things, as of the Closing (i) all of the Shareholders and their respective addresses, (ii) the number and class of Shares held by each Shareholder (including the respective certificate numbers, and in the case of each series of Company preferred stock, the conversion rate for the conversion of such Shares into ordinary shares and the liquidation preference for such Shares), (iii) whether such shares constitute Company Unvested Shares (including, for each certificate, the number of shares that are vested as of the Closing and the vesting schedule with respect to Company Unvested Shares), (iv) the calculation of the amount of the Closing Payment Amount, the Additional Payment Amount and the Final Earnout Amount that is payable in respect of a single share of each class and series of Shares, (v) for each Shareholder, the portion (in U.S. dollars) of the Closing Payment Amount, the Additional Payment Amount and the Final Earnout Amount payable to such Shareholder and (vi) the number of options exercised between the execution of this Agreement and the Closing. Following the delivery of the Determination Notice, if any portion of the Purchase Price shall consist of Purchaser Common Stock, the Shareholder Representative shall promptly deliver to the Purchaser an updated Spreadsheet (in form and substance reasonably acceptable to Purchaser) indicating the exact allocation of the aggregate amount of cash and shares of Purchaser Common Stock constituting the Additional Payment Amount among the Shareholders in accordance with the Required Consideration Allocation.. Following the Earnout Determination Date, if less than the full potential earnout will be payable to the Shareholders, the Shareholder Representative shall promptly deliver to the Purchaser an updated Spreadsheet (in form and substance reasonably acceptable to Purchaser) indicating the exact allocation of the Final Earnout Amount among the Shareholders in accordance with the Required Consideration Allocation..
     5.10 Employment Arrangements
          (a) Prior to the Closing, the Principal Shareholders shall use their commercially reasonable efforts to procure that the employees of the Company set forth on Schedule 5.10(a) (the

“Designated Employees”), shall (i) enter into an employment agreement (each, an “Employment Agreement” and collectively, the “Employment Agreements”) with the Purchaser substantially in the form delivered by the Purchaser to such Designated Employees prior to the date of this Agreement (which will provide, among other things, that such Designated Employee shall (i) be subject to and in compliance with the Purchaser’s applicable human resources policies and procedures, (ii) execute the Purchaser’s standard form proprietary information and inventions assignment agreement and (iii) supersede any prior employment agreements and other arrangements with such Designated Employee). The Principal Shareholders shall procure that the Company shall work with the Purchaser in good faith to identify and provide the Purchaser reasonable access after the date of this Agreement to employees of the Company for the purpose of the Purchaser and such employees (in addition to the Designated Employees) at the sole discretion of the Purchaser, entering into employment agreements with the Purchaser. The parties hereto agree that the Purchaser shall have no liability for any Employees in the event the Acquisition is not consummated. Designated Employees employed in the United States shall be eligible to receive benefits consistent with the Purchaser’s applicable human resources policies.
          (b) Prior to the Closing, the Company shall be permitted to grant bonuses to the individuals and in the amounts set forth on Schedule 5.10(b) (to the extent not already granted prior to the date of this Agreement); provided, however, that prior to granting such bonuses, the Company shall enter into a release agreement with such employees in a form reasonably acceptable to the Purchaser. The U.S. dollar equivalent (using the Currency Conversion Ratio at the time of the Closing) of the bonuses listed on Schedule 5.10(b), as well as any other or additional bonuses or amounts in respect of such bonuses to be paid by the Company in connection with the Acquisition, are referred to herein as the “Employee Bonus Amount”.
     5.11 Commission Statements (a) . Following the date of this Agreement, the Principal Shareholders shall procure that the Company will not issue any commission statements to any of its Employees for the year 2007 without the prior written consent of the Purchaser; provided, however, the Shareholders shall cause the Company to issue any commission statements with the Company’s Employees for the year 2007 as requested by the Purchaser.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Covenants Not to Compete or Solicit.
          (a) Each of the Shareholders (other than the Principal Shareholders, but specifically including Paul Phillips) agree that beginning on the Closing Date and ending on the second (2nd) anniversary of the date of this Agreement (the “Non-Compete Period”), such Shareholder shall not, other than on behalf of the Purchaser or the Company, directly or indirectly, without the prior written consent of the Purchaser and the Company, engage anywhere in the Geographic Area in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise on their own account or by or in association with or for the benefit of any other Person), have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that is engaged or participates in any activity or business which is directly competitive with the business of the Company (the “Restricted Business”).
          (b) Each Shareholder (other than Sophus Ltd.) agrees that during the Non-Compete Period, such Shareholder shall not, directly or indirectly, without the prior written consent of the

Purchaser and the Company, induce or attempt to induce any of the Company’s respective customers, suppliers, distributors or contractors with whom the Company has transacted the Restricted Business in the Geographic Area in the twelve (12) months prior to Closing, to terminate, reduce or otherwise change its relationship with the Company in order to enter into any relationship with such Shareholder in relation to the Restricted Business in the Geographic Area or with any other Person that engages or participates (or plans to engage or participate) in the Restricted Business in the Geographic Area. This Section 6.1 shall in no event be deemed to restrict the activities of a current or future portfolio company of a Shareholder that is a venture capital fund.
          (c) During the Non-Compete Period, each Shareholder agrees that such Shareholder shall not, directly or indirectly, solicit or entice away from the Company, or assist any other Person in employing or otherwise retaining the services of anyone who is an Employee (other than Employees engaged in a junior administrative or secretarial capacity of the Company on the date of this Agreement).
          (d) The term “Geographic Area” shall mean any location in the world where Purchaser or the Company has material offices, employees or customers.
          (e) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 6.1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.
          (f) Each Shareholder acknowledges and agrees that the nature of the businesses of the Purchaser and the Company are such that if such Shareholder were to become employed by, or substantially involved in, the business of a competitor of the Purchaser or the Company soon after the termination of such Shareholder’s employment with the Purchaser or the Company, as the case may be, it would be very difficult for such Shareholder not to rely on or use the Purchaser’s or the Company’s trade secrets and confidential information. Each Shareholder subject to Section 6.1(a) has agreed to enter into this Agreement to, among other things, avoid the likely disclosure of the Purchaser’s and the Company’s trade secrets and confidential information.
          (g) Each Shareholder acknowledges that (i) the goodwill associated with the management or other important position such Shareholder may presently have with the Company, as the case may be, as well as Shareholder’s equity ownership interest in the Company prior to the Acquisition is an integral component of the value of the Acquisition to Purchaser and is reflected in the consideration to be received by such Shareholder in the Acquisition and as an employee of the Company, and (ii) such Shareholder’s covenants as set forth herein are necessary to preserve the value of the Acquisition for the Purchaser following the Acquisition.
          (h) Each Shareholder also acknowledges and agrees that the limitations of time, geography, and scope of activity agreed to in this Agreement by such Shareholder are reasonable because, among other things, (i) Purchaser and the Company are engaged in highly competitive industries, and (ii) Shareholder will have access to the trade secrets, proprietary and confidential information of Purchaser and the Company following the Acquisition.

          (i) Each Shareholder acknowledges and agrees that it would be impossible or inadequate to measure and calculate the Purchaser’s and the Company’s damages from any breach of the covenants set forth in this Section 6.1. Accordingly, such Shareholder agrees that in the event that such Shareholder breaches any provision of this Section 6.1, Purchaser and the Company shall be entitled, in addition to any other right or remedy otherwise available, to the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Such Shareholder further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Such Shareholder hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance.
     6.2 Tax Matters; Employee Matters.
          (a) Transfer Taxes. The Purchaser shall pay and be responsible for the payment of any transfer, sales, use, stamp (including stamp duty, stamp duty reserve or stamp duty land tax), conveyance, recording, registration, documentary or filing taxes and related administrative fees (including, without limitation, notary fees) arising on or as a result of this Agreement.
          (b) Section 338(g) Election. On or prior to the ninetieth (90th) day following the Closing Date, the Purchaser and Jerusalem Venture Partners IV LP (“JVP”) shall cooperate in good faith to determine whether the Company is or has been during the five (5) years prior to the Closing a “controlled foreign corporation” for purposes of the Code. In the event that the Purchaser and JVP are unable to agree as to whether the Company is or has been a controlled foreign corporation, the determination shall be made by a nationally recognized independent public accounting firm, the cost of which shall be mutually shared by the parties, and such determination shall be final and binding on the Purchaser and JVP. If the Company is determined not to be a controlled foreign corporation, the Purchaser shall have the right, in its sole discretion, to make an election under Section 338(g) of the Code with respect to the Company or any Subsidiary. If the Company is determined to be a controlled foreign corporation, the Purchaser shall have the right to make an election under Section 338(g) of the Code with respect to the Company or any Subsidiary but only with the consent of JVP, which consent shall not be unreasonably withheld, conditioned or delayed.
     6.3 Non-Assignment; Further Assurances.
          (a) Each Shareholder agrees that (i) the right to receive any portion of the Additional Payment Amount and/or the Earnout Amount, may be assigned or otherwise transferred by the Shareholders; provided that (i) such transfer or assignment is effected in accordance with the applicable terms of this Agreement, the Transaction Agreements and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the rights that are intended to be transferred or assigned, (iii) the transferee or assignee of such rights assumes in writing the obligations of such Shareholder under this Agreement and the applicable Transaction Agreements and (iv) if a Shareholder transfers or assigns a portion of the Additional Payment Amount to a third party, it must also transfer or assign its portion of the Earnout Amount to such third party and (ii) the potential right to receive any Purchaser Common Stock does not (and will not) give any Shareholder any dividend rights, voting rights or other rights of the holders of Purchaser Common Stock until any shares of Purchaser Common Stock have been issued to such Shareholder. Any attempted sale or transfer of the right to receive any portion of the Additional Payment Amount or the Earnout Amount in contravention of this Agreement shall be null and void.
          (b) Each of the Shareholders hereby agrees, at their own cost, to execute and deliver or procure to be done and executed and delivered such other instruments, deed and documents and to do all such further acts and things as may be necessary or desirable for effecting completely the transfer of the legal and beneficial ownership of the Shares to the Purchaser free from all Liens and at nil consideration.
     6.4 Shareholder Release. Effective as of the Closing, each Shareholder does for himself and his/her or its respective affiliates, partners, heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge the Company and each of its officers, directors, Shareholders, affiliates, employees and agents (each, a “Released Party”) from and against all Released Matters. It is the intention of the Shareholders in executing the release contained in this Section 6.4, and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 6.4 will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved fraud, willful misconduct or willful misrepresentation, or the breach of any applicable law on the part of such Released Party. Each Shareholder hereby severally represents to the Purchaser that such Shareholder has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matters and that no Person other than such Shareholder has any interest in any released matter by law or contract by virtue of any action or inaction by such Shareholder. The invalidity or unenforceability of any part of this Section 6.4 shall not affect the validity or enforceability of the remainder of this Section 6.4, which shall remain in full force and effect.
     6.5 Earnout.
          (a) Determination of Earnout. No later than ten (10) Business Days following the issuance of the opinion relating to the Purchaser’s audited financials for the fiscal year ending December 31, 2007 by the Purchaser’s independent auditors (the “Audit Firm”), the Purchaser shall deliver to the Shareholder Representative a written statement (the “Earnout Statement”) setting forth (x) the computation of the 2007 Recognized Revenue and the Purchaser’s calculation of the Earnout Amount, and (y) a summary of all material financial information used in making such computation. In the event that the Shareholder Representative disputes the Purchaser’s determination of the 2007 Recognized Revenue or the Purchaser’s calculation of the Earnout Amount, the Shareholder Representative shall notify the Purchaser in writing by 5:00 PM United States Mountain Time on the fifteenth (15) day following the receipt of the Earnout Statement of such dispute (such date, calculated without including the date of receipt of the Earnout Notice, the “Earnout Dispute Deadline” and such notice, the “Earnout Dispute Notice”), which Earnout Dispute Notice shall provide a reasonably detailed description of such dispute and the Shareholder Representative’s calculation of 2007 Recognized Revenue and the Earnout Amount. The Parties agree that any dispute regarding the Earnout Statement shall be resolved exclusively in the manner and pursuant to the procedures set forth in Section 6.5(e). If the Shareholder Representative does not deliver an Earnout Dispute Notice on or before the Earnout Dispute Deadline, then the Earnout Amount set forth in the Earnout Statement shall be deemed conclusive, final and binding on the parties hereto and none of the Shareholders or the Shareholder Representative will be permitted to dispute such amount.
          (b) Conditions to Payment. Notwithstanding anything to the contrary contained herein, (i) the Shareholders shall have no right to receive any portion of the Earnout Amount unless the 2007 Recognized Revenue exceeds $6,370,000 (the “Earnout Floor”); and (ii) if the Earnout Floor has not been achieved by December 31, 2007, then the Final Earnout Amount shall be zero, and the Purchaser shall permanently retain, and the Shareholders shall permanently forfeit any and all rights to, the Earnout Amount, other than in regards to any breach of this Section 6.5.

          (c) Operation of the Company; Purchaser’s Obligations With Respect to Earnouts. The Shareholders agree and acknowledge that the Purchaser shall have the power and right to control all aspects of the Purchaser’s, the Company’s and their subsidiaries’ business and operations (including decisions regarding the features, functions and characteristics of its products and services, the technology on which its products and services, and associated software, are based, whether and when to launch its products and services, and how to price, market and distribute its products and services), and nothing in this Agreement shall require the Purchaser or the Company to take any action that would be, or shall otherwise be interpreted in a manner that is, inconsistent with such right and power, including actions or omissions that may have an impact on 2007 Recognized Revenue, and the Shareholders will have no right to claim any lost Final Earnout Amount as a result of such decisions so long as the actions or omissions were not taken by the Purchaser for the principal purpose of decreasing the 2007 Recognized Revenue. The Purchaser agrees that following the Closing until December 30, 2007, the Purchaser’s sales personnel will use commercially reasonable efforts to sell the Company’s Products and Services; provided, however, that neither this commitment nor any other provision of this Agreement is intended to restrict the exercise by the Purchaser’s or the Company’s Board of Directors of its good faith business judgment and fiduciary duties under applicable law; provided, however, that the Purchaser or the Company shall not intentionally take any action or omit to take any action for the principal purpose of decreasing 2007 Recognized Revenue.
          (d) Tax Treatment. The Earnout Amount payable pursuant to this Section 6.5, if any, are intended to be treated for all Tax purposes as additional consideration for the purchase of the Shares by the Purchaser pursuant to this Agreement (subject to any requirement to treat a portion as imputed interest), except to the extent reasonably determined by the Purchaser in the event of a dispute with, or contrary guidance or instruction is issued by, a taxing authority.
          (e) Resolution of Disputes. If the Shareholder Representative timely delivers an Earnout Dispute Notice to the Purchaser and the Purchaser and the Shareholder Representative are unable to mutually agree on the Earnout Amount within ten (10) Business Days following receipt by the Purchaser of the Earnout Dispute Notice (calculated without including the date of receipt), the Purchaser and the Shareholder Representative shall mutually agree on a nationally-recognized independent public accounting firm in the United States (the “Independent Accountant”) to review the Earnout Statement and the Earnout Dispute Notice (and all related information and documentation provided by the parties to the Independent Accountant), which review shall include a determination of the 2007 Recognized Revenue and the Earnout Amount in accordance with the definition of Earnout Amount set forth herein (the Earnout Amount, as determined by the Independent Accountant, the “Accountant’s Earnout Amount”). Any meetings of the parties required in connection with the resolution of any such dispute shall take place in New York City, New York, unless the Shareholder Representative and the Purchaser agree otherwise. The Independent Accountant’s determination shall be final and binding on all parties absent manifest error in the application of this Section 6.5. For purposes hereof, the “Final Earnout Amount” shall equal (i) the Earnout Amount set forth in the Earnout Statement, if the Shareholder Representative does not timely deliver a Earnout Dispute Notice prior to the Earnout Dispute Deadline, (ii) the Earnout Amount as mutually agreed upon by the Purchaser and the Shareholder Representative following the timely delivery of a Earnout Dispute Notice in accordance with the provisions hereof or (iii) the Accountant’s Earnout Amount, if the Independent Accountant is engaged and delivers a calculation of Accountant’s Earnout Amount in accordance with the provisions hereof. The costs of the Independent Accountant shall be borne as follows: 50% shall be borne by the Purchaser and 50% shall be proportionately borne by the Shareholders and may be paid with the Purchaser’s consent from the Escrow Fund.
          (f) No Other Representations, Warranties or Commitments. The Company and each Shareholder expressly acknowledge and agree that this Section 6.5 contains the entire agreement with respect to the Purchaser’s obligations in connection with the achievement of the earnouts described herein, and that notwithstanding anything else (including any prior or contemporaneous discussions) to the contrary, for purposes of this Agreement, the Purchaser makes no, and none of the Company or any Shareholder is relying on any, representations, warranties or covenants with respect to support provided to achieve, or the feasibility of achieving, the payment of any portion of the Earnout Amount.
     6.6 Notification of Certain Matters. Each of the Purchaser, on the one hand, and each of the Principal Shareholders, on the other hand, shall give prompt notice to the other party hereto of: (a) the occurrence or non occurrence of any event, the known occurrence or non occurrence of which is likely to cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure pursuant to this Section 6.6, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     6.7 Termination of Shareholder Agreements. The Shareholders agree that, effective at the time of the Closing, the Shareholder Agreement by and among the Company and certain Shareholders dated April 13, 2006 as well as any similar agreement entered into by and among the Company and any the Shareholders pertaining to the rights of the Shareholders with respect to their Shares, shall terminate in their entirety and thereafter shall be of no further force and effect.
     6.8 Registration of Replacement Options and U.S. Options. The Purchaser shall use commercially reasonable efforts to prepare and file (no later than thirty (30) days following Closing), with the SEC a registration statement on Form S-8, or such other successor form promulgated by the SEC, covering the shares of Purchaser Common Stock issuable upon exercise of options to purchase Purchaser Common Stock resulting from the grant of the Replacement Options and the assumption of U.S. Options in accordance with Section 1.5 hereof but only to the extent that such shares of Purchaser Common Stock are eligible to be registered on such Registration Statement on Form S-8.
ARTICLE VII
CONDITIONS TO THE CLOSING OF THE ACQUISITION
     7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

     7.2 Additional Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholder Representative:
          (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser in this Agreement and the other Transaction Agreements shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect, or (b) for those representations and warranties that are made as of a particular date, which shall be true and correct in all material respects only as of such date, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Purchaser Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded.
          (b) Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and obligations of this Agreement and the other Transaction Agreements required to be performed and complied with by it as of the Closing Date.
     7.3 Additional Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:
          (a) Representations and Warranties. The representations and warranties of the Shareholders and the Warrantors in this Agreement (other than those set forth in Section 2.1 (Title), Section 2.3 (Authority), Section 3.3(a), 3.3(b) and 3.3(c) (Capitalization), Section 3.5(a) (Authority) and Section 3.13 (Tax Matters) of this Agreement and in Sections 4(a) and 4(c) in each Joinder Agreement) shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, or (b) for those representations and warranties that are made as of a particular date, which shall be true and correct in all material respects only as of such date, it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. The representations and warranties of the Shareholders and the Warrantors contained in Section 2.1 (Title), Section 2.3 (Authority), Section 3.3(a), 3.3(b) and 3.3(c) (Capitalization), Section 3.5(a) (Authority) and Section 3.13 (Tax Matters) of this Agreement and in Sections 4(a) and 4(c) in each Joinder Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on the Closing Date.
          (b) Covenants. The Shareholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the other Transaction Agreements required to be performed and complied with by it as of the Closing Date.
          (c) Governmental Approvals. Consents and approvals set forth on Section 7.3(c) of the Disclosure Schedule from any court, administrative agency, commission, or other federal, state,

county, local or other foreign governmental authority, instrumentality, agency, commission or similar entity or authorization (if any).
          (d) Third Party Consents. The Purchaser shall have received a consent or waiver with respect to each Contract set forth in Section 7.3(d) of the Disclosure Schedule, which consents shall be in a form reasonably acceptable to the Purchaser.
          (e) Repayment of Company Debt; Release of Liens. The Purchaser shall have received a pay-off letter in respect of all Company Debt and lien release documents relating thereto, in each case reasonably satisfactory to the Purchaser, which will become effective upon payment of the amounts specified in the pay-off letter.
          (f) Legal Opinion. The Purchaser shall have receive a legal opinion from Wilmer Cutler Pickering Hale and Dorr LLP substantially in the form attached hereto as Exhibit G.
          (g) Resignation of Officers and Directors. The Purchaser shall have received a written resignation from each of the directors and the secretary of the Company from their position as director or secretary, effective as of the Closing.
          (h) Employment Agreements. Each Designated Employee (i) shall have entered into (and not rescinded) the Employment Agreement applicable to such Designated Employee as well as Purchaser’s standard form of proprietary information and inventions assignment agreement, each of which shall be in full force and effect at the Closing, (ii) shall be employees of the Company immediately prior to the Closing and (iii) shall not have notified (whether formally or informally) the Purchaser or the Company of such Employee’s intention of leaving the employ of the Purchaser or the Company following the Closing.
          (i) Financial Statements. The Purchaser shall have received the Closing Balance Sheet, the Closing Unaudited Financials, the Statement of Company Debt and the Statement of Expenses.
          (j) HM Revenue & Customs. At or prior to the Closing, the Purchaser shall have received a letter from HM Revenue & Customs approving the Option Exchange Ratio (the “HM Revenue & Customs Approval Condition”).
          (k) Option Holder Elections. Each of the Option Holders holding Unvested Options shall have signed and delivered to the Purchaser an Option Holder Form of Instruction agreeing to release their Unvested Options in consideration of the grant of a Replacement Option. Each of the Option Holders holding Vested Options shall each have signed and delivered an Option Holder Form of Instruction agreeing to either (i) release their Vested Options in consideration of the grant of a Replacement Option or (ii) exercise their Vested Options and sell the Shares acquired as a result of such exercise to the Purchaser on Closing (by signing the Joinder Agreement to be signed on the Option Holder’s behalf).
          (l) Shareholders. Each of the Shareholders (including any Shareholders becoming a party to this Agreement pursuant to a Joinder Agreement) shall have complied with his/her or its obligations to transfer its Shares on the Closing and to the extent that at the time of the Closing any such Shareholder fails to comply with his/her or its obligations to transfer its Shares, the Purchaser shall not be obliged to complete the purchase of the other Shares but may nevertheless elect to complete the purchase of the other Shares without prejudice to its rights against the defaulting Shareholder.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     8.1 Survival of Representations and Warranties. The representations and warranties of the Shareholders and the Warrantors contained in this Agreement, the other Transaction Agreements, or in any schedule, exhibit, document, certificate or other instrument delivered pursuant to this Agreement or the other Transaction Agreements, shall survive the Closing until June 30, 2008; provided, however, that (i) the representations and warranties set forth in Section 3.13 (Tax Matters) shall survive until the expiration of the applicable statute of limitations (including extensions thereof); and (ii) the representations and warranties set forth in Section 2.1 (Title), Section 2.3 (Authority), Sections 3.3(a), 3.3(b) and 3.3(c) (Capitalization), Section 3.5 (Authority) of this Agreement and Sections 4(a) and 4(c) (Title and Authority) of each Joinder Agreement shall survive indefinitely. The representations and warranties of the Purchaser contained in this Agreement or the other Transaction Agreements, or in any schedule, exhibit, document, certificate or other instrument delivered pursuant to this Agreement or the other Transaction Agreements, shall survive the Closing but thereafter shall terminate on the date that the Purchaser pays the Additional Payment Amount. At the time of the Closing, the covenants of the parties set forth in Article V herein which by their terms do not survive the Closing shall terminate.
     8.2 Indemnification.
          (a) Indemnification. The Shareholders hereby agree severally and not jointly, following the Closing, to indemnify and hold harmless the Purchaser, the Company and any of their officers, directors, employees, agents and representatives and affiliates (each, an “Indemnified Person” and collectively, the “Indemnified Persons”), from and against any and all demands, claims, threatened claims, suits, actions, causes of action, proceedings, assessments, losses, damages, deficiency, awards, amounts paid in settlement, judgments and penalties, liabilities, interest, taxes, diminution in value, costs and expenses (including interest, penalties, reasonable attorneys’ fees and expenses, reasonable consultant fees and expenses and expenses incurred in connection with investigating, defending against or settling any of the foregoing), fines, judgments, awards (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Persons, or any of them arising out of or in connection with:
               (i) any breach or inaccuracy of any representation or warranty made by any Shareholder (including any Principal Shareholder), the Warrantors, the Chief Executive Officer and/or the Chief Financial Officer of the Company in this Agreement, the other Transaction Agreements or in any schedule, exhibit, document, certificate or other instrument delivered in connection with or pursuant to this Agreement or the other Transaction Agreements in each case, as if such representations and warranties were made on the date of this Agreement and as of the Closing Date (except in the case of any representation or warranty that speaks as of an earlier specified date, in which case, for any breach or inaccuracy of such representation or warranty on such earlier specified date);
               (ii) any breach of or failure to perform any covenant, agreement or obligation of any Shareholder (including any Principal Shareholder), the Warrantors, the Shareholder Representative, the Chief Executive Officer and/or the Chief Financial Officer of the Company in this Agreement or the other Transaction Agreements or in any schedule, exhibit, document, certificate or other instrument delivered in connection with or pursuant to this Agreement or the other Transaction Agreements;

               (iii) any portion of the Shareholder Expenses and/or Company Debt, in any case, that was not deducted from the Closing Payment Amount or the Additional Closing Payment Amount;
               (iv) without limiting the foregoing, any Taxes of the Company or its Subsidiary attributable to:
(a)	the payment of employee bonuses in consequence of this Agreement (whether paid before or after Closing) and the exercise of employee stock options on or prior to the Closing, provided that this Section 8.2(a)(iv)(a) shall not apply to any such Taxes which have been withheld or recovered by the Company or the Subsidiary and this Section 8.2(a)(iv)(a) shall not apply to any such Taxes which are included in the Employee Bonus Amounts;

(b)	amounts required to be accounted for under the pay as you earn system by the Company or the Subsidiary and any employee national insurance contributions and any income tax and social security taxes arising in any territory outside the UK:
(1)	as a result of the sale of the Shares by the Shareholders or any of them pursuant to this Agreement; or

(2)	in respect of any consultancy arrangements entered into by the Company or its Subsidiary with any individuals where such payment was paid or accrued on or prior to Closing;
provided that this Section 8.2(a)(iv)(b) shall not apply to any such Taxes which have been withheld or recovered by the Company or the Subsidiary; or

(c)	payments made to any employee or consultant of the Company or any Subsidiary arising as a result of or in consequence of this Agreement or the other Transaction Agreements provided that this Section 8.2(a)(iv)(c) shall not apply to any such Taxes which have been withheld or recovered by the Company or the Subsidiary; and

together, in each case, with any fine, penalty and interest relating to the same; and
               (v) any fraud, willful misconduct or willful misrepresentation by or on behalf of the Shareholders or the Company committed in connection with this Agreement or the other Transaction Agreements.
          (b) The Shareholders shall not have any right of contribution, indemnification or right of advancement from the other Shareholders, the Company or the Purchaser with respect to any Loss claimed by any Indemnified Person.

     8.3 Limitations; Maximum Payments; Remedies.
          (a) Claims Threshold. There shall be no right to indemnification under Section 8.2(a)(i) unless and until the total of all indemnifiable Losses exceeds $150,000.00 in the aggregate (the “Claims Threshold”), and thereafter the Indemnified Persons shall be entitled to recover the amount of any indemnifiable Losses including those Losses comprising the Claims Threshold; provided, however, that the Claims Threshold shall not apply to any claim made in connection with the breach or inaccuracy of any representations or warranties set forth in Section 2.1 (Title), Section 2.3 (Authority), Sections 3.3(a), 3.3(b) and 3.3(c) (Capitalization), Section 3.5 (Authority) or Section 3.13 (Tax Matters) of this Agreement, or in Sections 4(a) and 4(c) (Title and Authority) of each Joinder Agreement or in respect of any fraud, willful misconduct, or willful misrepresentation by or on behalf of a Shareholder or the Company.
          (b) Claims Cap. The monetary obligations of the Shareholders with respect to indemnification claims by the Indemnified Persons under Section 8.2(a)(i) and Section 8.2(a)(ii) shall be limited to recovery by the Indemnified Persons from the Escrow Fund (the “Claims Cap”); provided, however, that, subject to Section 8.3(c), the Claims Cap shall not apply to any claim made in connection with the breach or inaccuracy of any representations, warranties or covenants (as applicable) set forth in set forth in Section 2.1 (Title), Section 2.3 (Authority), Sections 3.3(a), 3.3(b) and 3.3(c) (Capitalization), Section 3.5 (Authority) or Section 3.13 (Tax Matters) of this Agreement or in Sections 4(a) and (c) (Title and Authority) of each Joinder Agreement or in respect of any fraud, willful misconduct, or willful misrepresentation by or on behalf of a Shareholder or the Company.
          (c) Individual Shareholder Cap for Certain Claims. The entire Escrow Fund shall be available for any or all indemnification claims pursuant to Section 8.2 except that, with respect to the breach by any Shareholder of such Shareholder’s representations and warranties set forth in Section 2.1 (Title) or Section 2.3 (Authority) of this Agreement or Sections 4(a) and 4.1(c) (Title and Authority) of the Joinder Agreement, as applicable, the Indemnified Persons’ recovery from the Escrow Fund shall be limited to an amount equal to the Proportionate Escrow Amount contributed by the breaching Shareholder to the Escrow Fund; provided, however, nothing shall limit the Indemnified Person’s ability to seek direct recovery from such breaching Shareholder in connection with such breach if the indemnifiable Losses arising out of or in connection therewith exceed such Shareholder’s Proportionate Escrow Amount.
          (d) Mitigation. Nothing in this Article VIII shall affect the common law duty of the Purchaser and the Shareholders to mitigate any losses or damages which it suffers in consequence of any matter giving rise to an indemnification claim.
     8.4 Escrow Arrangements (a) . At or prior to the Closing, each of the Shareholder Representative and the Purchaser shall enter into the Escrow Agreement. As security for the indemnification obligations of the Shareholders provided for in this Agreement, at the Closing Date, the Shareholders will be deemed to have received all of the consideration due under the terms of this Agreement in exchange for their Shares (including the Escrow Amount). The Escrow Amount, however, shall be withheld in the manner set forth in Section 1.2(e). The Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be maintained, distributed, and otherwise handled in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Fund shall be available to compensate the Purchaser and the Indemnified Persons for any Losses for which they are entitled to seek indemnification pursuant to this Agreement.
     8.5 Third-Party Claims. The obligations and liabilities of any party against which indemnification is sought hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to this Section 8.5.

          (a) Promptly after receipt by any Indemnified Person of notice of any demand or claim or the commencement of any action, proceeding or investigation by a third party that could reasonably be expected to result in Losses for which indemnification may be sought (an “Asserted Liability”), the Indemnified Person shall give notice thereof (a “Claim Notice”) to the Shareholder Representative. Each Claim Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Indemnified Person. The rights of any Indemnified Person to be indemnified hereunder shall not be adversely affected by its failure to give, or its failure to timely give, a Claim Notice with respect thereto unless, and if so, only to the extent that, the Indemnifying Person is prejudiced thereby.
          (b) The Shareholder Representative (on behalf of the Shareholders) shall have the right, exercisable by written notice to the Purchaser within forty-five (45) days of receipt of a Claim Notice from the Indemnified Person, to participate in the defense of an Asserted Liability, through its counsel, at the expense of the Shareholders; provided, however, that the Purchaser shall control the defense and all proceedings in connection with the Asserted Liability. So long as the Shareholder Representative is participating in the defense of an Asserted Liability in good faith, the Purchaser shall reasonably cooperate with the Shareholder Representative by providing records and information that are reasonably relevant to such Asserted Liability. The Purchaser shall not settle or compromise any Asserted Liability without the prior written consent of the Shareholder Representative, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if the Purchaser reasonably believes itself to be potentially or actually exposed to Losses materially in excess of amounts reasonably expected to be recovered from the Shareholders with respect to such Asserted Liability or to nonmonetary remedies; provided, further, however, that the Purchaser shall use its reasonable efforts to obtain in such settlement a release of the Indemnifying Persons (on behalf of the Shareholders) and the Company with respect to all such Asserted Liabilities.
          (c) If the Purchaser informs the Shareholder Representative that the Purchaser shall not conduct the defense of any Asserted Liability, the Shareholder Representative shall assume such defense. Regardless of whether the Purchaser elects to assume the defense of the Asserted Liability in accordance with the terms hereof, the Purchaser shall not admit any liability with respect to, consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned. If the Purchaser does not give such consent, the Shareholder Representative shall resume the diligent defense of the Asserted Liability.
     8.6 Non-Third-Party Claims. In the event that the Indemnified Person asserts the existence of a claim giving rise to Losses (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Shareholder Representative. Such written notice shall specify the nature and amount of the Losses asserted in reasonable detail. If the Shareholder Representative, within thirty (30) days after the mailing of notice by the Indemnified Person, shall not give written notice to the Indemnified Person announcing its intent to contest the assertion of such claim or the Losses in respect of such claim of the Indemnified Person, such assertion shall be deemed accepted and the amount of Losses in respect thereof shall be deemed to have been agreed upon. In the event, however, that the Shareholder Representative contests the assertion of a claim or the amount of Losses in respect of such claim by giving such written notice to the Indemnified Person within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including attorney fees.
     8.7 Limitations. Any amounts payable pursuant to this Article VIII shall be (i) reduced by the net proceeds actually received from insurance policies, risk sharing pools, or similar arrangements covering the Losses that are the subject to the claim for indemnity, (ii) reduced by the net proceeds actually received from third parties, through indemnification, counterclaim or otherwise in compensation for the subject matter of an indemnification claim by such Indemnified Person.
     8.8 Indemnification Exclusive Remedy. Except for matters related to fraud, willful misconduct or willful misrepresentation, the exclusive remedy of the Indemnified Persons for monetary damages regarding the matters described in Section 8.2(a)(i) through (iv) or in connection with the transactions contemplated by this Agreement shall be to assert a claim for indemnification under the indemnification provisions of this Article VIII.
ARTICLE IX
TERMINATION
     9.1 Termination. This Agreement may be terminated at any time prior to the Closing, and the Acquisition may be abandoned, notwithstanding any requisite approval and adoption of the Acquisition, this Agreement and the transactions contemplated thereby by the Shareholders:
          (a) by mutual written consent of the Purchaser and the Shareholder Representative;
          (b) by either the Shareholder Representative or the Purchaser if the Closing shall not have occurred on or before March 31, 2007 for any reason; provided, however, (i) that the right of the Shareholder Representative to terminate this Agreement under this Section 9.1(b) shall not be available if any Shareholder’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement and (ii) that the right of the Purchaser to terminate this Agreement under this Section 9.1(b) shall not be available if the Purchaser’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by either the Shareholder Representative or the Purchaser if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;
          (d) by the Purchaser upon a breach of any representation, warranty, covenant or agreement on the part of any Shareholder set forth in this Agreement or the other Transaction Agreements, or if any representation or warranty of any Shareholder shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in a Shareholder’s representations and warranties or breach by a Shareholder is curable by the Shareholder through the exercise of its commercially reasonable efforts, then the Purchaser may not terminate this Agreement under this Section 9.1(d) for ten (10) days after delivery of written notice from the Purchaser to the Shareholder of such breach, provided the Shareholder continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 9.1(d) if such breach by the Shareholder is cured during such 10-day period); provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;
     9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under and in accordance with Section 9.1 will be (but will only be) effective immediately upon (or, if the termination is pursuant to Section 9.1(d) and the proviso therein is applicable, ten (10) days after) the delivery of written notice of the Shareholder Representative or the Purchaser, as applicable, to the other. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Acquisition, except (i) as set forth in this Section 9.2, and Article X, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of, or any intentional misrepresentation made in, this Agreement or the other Transaction Agreements. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
ARTICLE X
GENERAL
     10.1 Shareholder Representative; Power of Attorney.
          (a) By virtue of entering into this Agreement, the Shareholders hereby irrevocably appoints Alta Berkeley LLP and Yehoshua Ennis, collectively as their agents and attorneys-in-fact as the shareholder representative for and on behalf of the Shareholders (such Persons, or their duly appointed successor(s), collectively, the “Shareholder Representative”) to act as the Shareholders’ representative and agent for all purposes under this Agreement and the other Transaction Agreements, including without limitation to execute any and all documents and agreements referred to herein, to give and receive notices and communications, to authorize payment to any Indemnified Person from the Escrow Fund in satisfaction of claims by any Indemnified Person, to object to such payments, to agree to, to negotiate or to enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any claim by any Indemnified Person against the Escrow Fund, to take all actions and make all determinations in connection with the earnout contemplated in this Agreement, to agree to amend or waive a provision of, or terminate, this Agreement, as provided herein, or any Transaction Agreement and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement in connection with the foregoing (any such authorized action, a “Shareholder Representative Authorized Action”). Any Shareholder Representative may be replaced by the Shareholders from time to time upon not less than thirty (30) days prior written notice to the Purchaser; provided, however, that the Shareholder Representative may not be removed unless holders of a Majority-in-interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the holders of a Majority-in-interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for his/her or its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders. With respect to any action to be taken by the Shareholder Representative pursuant to this Agreement, such action shall only be taken upon the mutual consent of both Alta Berkeley LLP and Yehoshua Ennis (or their respective permitted successors); provided, however, that if Alta Berkeley LLP and Yehoshua Ennis (or their respective permitted successors) are unable to mutually agree upon a course of action with respect to a matter within the authority of the Shareholder Representative within thirty (30) days of such matter first becoming applicable, than the Purchaser shall decide such matter in its discretion and such decision shall be final and binding upon the parties to this Agreement, including the Escrow Agent.
          (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall, severally, and not jointly, indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative with the apportionment thereof calculated in accordance with the portion of the consideration payable hereunder as received by such Shareholder.
          (c) A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement as provided herein contemplated by Section 10.1 taken in accordance with the terms and conditions of this Section 10.1, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and the Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and the Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative. Notwithstanding anything to the contrary set forth herein, the Shareholder Representative shall have no authority to enter into any instrument or settlement agreement that includes any written admission of criminal activity or guilt by any Shareholder without the prior written consent of such Shareholder.
     10.2 Confidentiality; Public Disclosure.
          (a) Confidentiality. The parties hereto acknowledge that the Purchaser and the Company have previously executed a mutual confidentiality agreement dated September 1, 2006 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. In addition, the parties hereto acknowledge that the Purchaser and certain of the Principal Shareholders previously entered into a Letter of Intent, dated December 22, 2006, which contains binding provisions regarding confidentiality and public disclosure, which shall continue in full force and effect in accordance with their terms.
          (b) Public Disclosure. The Purchaser and the Shareholders shall not, and the Shareholders shall cause the Company, its officers and affiliates to not, issue any statement or communication to any third party regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior consent of, in the case of any statement or communication to be made by any Shareholder, the Purchaser and, in the case of any statement or communication by the Purchaser the Shareholder Representative; provided, however, that the Purchaser and the Subsidiaries may, after consultation with counsel (which may be in-house counsel), make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable laws or the rules or regulations the SEC, the Nasdaq Global Market or the National Association of Securities Dealers and may, after consultation with counsel (which may be in-house counsel), disclose such other information that the Purchaser deems appropriate in its reasonable judgment in light of its status as a publicly owned company, provided prior reasonable notice is given to the Shareholder Representative; provided, further, that a Shareholder may, after consultation with counsel, make or cause to be made any communication that is required by law or court order so long as such Shareholder provides the Purchaser with prompt notice of such legal requirement in order to enable the Purchaser to seek an appropriate protective order or other remedy and assists the Purchaser to obtain such protective order or other remedy.
     10.3 Notices. Any request, communication, or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by international courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the party receiving notice as set forth below. Any party hereto may, by notice so given, change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (i) upon confirmation of delivery, if sent by facsimile or (ii) upon delivery, if sent by recognized overnight or international courier service or personal delivery:
(a) if to the Purchaser to:
Omniture, Inc.
550 East Timpanogos Circle
Orem, Utah 84097
Telephone No.: (801) 932-7470
Facsimile No.: (801) 722-7005
Attention: Shawn J. Lindquist
with copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah, 84121-6928
Facsimile No.: (801) 993-6499
Attention: Robert G. O’Connor, Esq.
and
Taylor Wessing
Carmelite
50 Victoria Embankment
Blackfriars
London EC4Y ODX
England
Attn: David Kent
Telephone No.: +44 20 7300 7000
Facsimile No.: +44 20 7300 7100
(b) if to the Shareholders, or to the Shareholder Representative:
Alta Berkeley LLP
42 Berkeley Square
London W1J 5AW
T: 020 7409 5012
F: 020 7226 6401
Attention: Hugh Smith

With a copy to:
Yehoshua Ennis
Director of Finance
Jerusalem Venture Partners
Jerusalem Technology Park
Building 1
Malha, Jerusalem, IsraelTelephone No.: +972 2 640 9000
Facsimile No.: +972 2 640 9001
With a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
Alder Castle
10 Noble Street
London EC2V 7QJ
England
Attention: Christopher A. Grew
Telephone No.: +44(0) 20 7645 2400
Facsimile No.: +44 (0) 20 7645 2424
     10.4 Definitions. The terms used but not defined in this Agreement shall have the meanings ascribed thereto in Appendix A to this Agreement.
     10.5 Interpretation. In this Agreement, in Appendix A and in the schedules hereto, unless the context requires otherwise:
          (a) The terms of this Agreement are contractual and not mere recitals;
          (b) Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party, Person or entity;
          (c) Unless otherwise stated, all references in this Agreement to a paragraph, subparagraph, section, subsection, clause, subclause, Article, Recital, Exhibit or Schedule are intended to refer to paragraphs, subparagraphs, sections, subsections, clauses, subclauses, Article, Recital, Exhibit or Schedule, respectively, of this Agreement;
          (d) Except as to words or phrases specifically defined in this Agreement, the parties agree that all words and phrases selected to state the terms of this Agreement are to be interpreted in accordance with their plain and generally prevailing meaning and not with regard to any different meaning that any of the parties might otherwise attach to a particular word or phrase;
          (e) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document;
          (f) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation;”

          (g) The word “agreement” when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding;
          (h) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
          (i) The Exhibits and Schedules to this Agreement form part of and are incorporated into this Agreement;
          (j) The singular shall include the plural and vice versa;
          (k) Any reference to a party shall mean any party to this Agreement;
          (l) Any reference to the parties shall include their respective successors in title; and
          (m) Any reference to any statute or statutory provision shall include that statute or statutory provision as it is from time to time amended, consolidated, modified, replaced or re-enacted (before the date of this Agreement) and any order, regulation, instrument, by-law or other subordinate legislation made under it before the date of this Agreement.
     10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that no two parties need sign the same counterpart.
     10.7 Entire Agreement; Assignment; Amendment. This Agreement, the Transaction Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein and therein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) shall not be assigned by the Shareholders by operation of law or otherwise unless otherwise specifically provided herein or therein and (c) shall not be assigned by the Purchaser to any Person except that the Purchaser may assign the benefit of this Agreement to any subsidiary of the Purchaser. No modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by the Shareholder Representative and the Purchaser; provided, however, that this Agreement may be amended by the Purchaser (without the consent of the Shareholders or the Shareholder Representative) solely for the purpose of adding additional “Shareholders” as parties to this Agreement.
     10.8 Waiver.
          (a) No waiver of any breach or default under this Agreement or any of its terms shall be effective unless such waiver is in writing and has been signed by the party against which it is asserted (it being understood and agreed that the Shareholder Representative may sign a waiver on behalf of all of the Shareholders, provided that such waiver does not adversely and disproportionately affect the obligations or rights of a Shareholder hereunder or affect the amount or type of consideration payable to such Shareholder hereunder).
          (b) Unless otherwise specifically set forth herein, no delay by any party in exercising, or failure to exercise, any right, power or remedy under this Agreement or otherwise shall constitute a waiver of the right, power or remedy, and no single or partial exercise of any right, power or remedy under this Agreement or otherwise shall prevent any further exercise of the right, power or remedy or the exercise of any other right, power or remedy.
          (c) The Purchaser may release or compromise the liability of, or institute proceedings or obtain judgment against, a Shareholder under this Agreement, or grant to a Shareholder time or other indulgence without affecting the liability of any other Shareholder under this Agreement or the Purchaser’s rights against any other party.
     10.9 No Third Party Beneficiaries. The terms of this Agreement are intended solely for the benefit of the parties hereto and are not intended to inure, and will not inure, to the benefit of any other Person and for the avoidance of doubt no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999; provided, however, that the indemnification rights in Article VIII shall be for the benefit of the Indemnified Persons who may rely on and enforce such rights and the release of each Shareholder in Section 6.4 (Shareholder Release), Section 6.1 (Covenants Not to Compete or Solicit) and the obligations of confidentiality in Section 10.2 are for the benefit of the Company and the Purchaser and the Company and the Purchaser may rely on and enforce each Shareholder’s release in Section 6.4, restrictive covenants and obligations of confidentiality.
     10.10 Severability. If any provision of this Agreement or the other Transaction Agreements or portion of this Agreement or the other Transaction Agreements is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.
     10.11 Effect of the Closing. This Agreement, so far as it is capable of having effect after the Closing, shall notwithstanding the Closing remain in full force and effect.
     10.12 Remedies Cumulative. Except as set forth herein, the rights and remedies conferred on the Purchaser in this Agreement are cumulative and in addition to all other rights and remedies available to the Purchaser (whether hereunder or pursuant to law or equity) and the exercise by the Purchaser of one remedy will not preclude the exercise of any other remedy.
     10.13 Governing Law. This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, i.e., without regard to choice of law principles. Subject to Section 10.16, (i) any action involving this Agreement shall be brought and maintained solely in the Court of Chancery of the State of Delaware, (ii) each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process and (iii) each party agrees not to commence any legal proceedings related hereto except in such courts. The parties agree that for the purpose of enforcing the covenants in this Agreement, the parties may apply directly to any court of competent jurisdiction wherever located for a temporary restraining order, injunction or injunctive relief or other interim or conservatory relief, as necessary, to enforce the covenants in this Agreement without breach of this provision and without abridgement of the powers of the Delaware courts.

     10.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     10.15 Currency. All references to “$,” or “dollars” refer to the lawful currency of the United States. All references to “£,” “pounds,” “sterling,” or “pounds sterling” refer to the lawful currency of the UK.
     10.16 Resolution of Conflicts.
          (a) Application. This Section 10.16 shall not apply to any claims or against the Escrow Fund or disputes arising therefrom or in connection with disputes regarding the Earnout Amount, which shall be resolved in the manner set forth in the Escrow Agreement and Section 6.5(e), respectively. If any claim or dispute arises out of or is related to this Agreement or the other Transaction Agreements, or the interpretation, making, performance, breach or termination hereof or thereof, the parties agree that the Purchaser and the Shareholder Representative shall attempt in good faith to resolve such dispute within twenty (20) days of written notification of such dispute by one party to the other. If such dispute is not so resolved within such twenty (20) day period, such claim or dispute, shall be finally settled by binding arbitration in New York City, New York in accordance with, subject to Section 10.13, the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having personal jurisdiction over the judgment debtor. The Shareholders agree that disputes on behalf of the Shareholders may only be brought by the Shareholder Representative.
          (b) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of the Purchaser and the Shareholder Representative. Alternatively, at the request of either the Purchaser or the Shareholder Representative before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with the Purchaser or the Shareholders. The Purchaser and the Shareholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator none of whom shall have any prior relationship with the Purchaser or the Shareholders.
          (c) Discovery. The arbitrator or majority of the three arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.
          (d) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding, and conclusive upon the parties and signatories to this Agreement (including all of the Shareholders). Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), including attorneys’ and experts’ fees and costs awarded to the prevailing party. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of any amounts remaining in the Escrow Fund, as applicable.
          (e) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrators(s).
          (f) Costs and Expenses. Until the termination of the arbitration proceedings, the fees and costs of the arbitrator(s) shall be borne as follows: 50% shall be borne by the Purchaser and 50% shall be borne proportionately by the Shareholders from the Escrow Fund (with the Purchaser’s consent, which may not be unreasonably withheld) and following the termination of the arbitration proceedings the fees and costs of the arbitrator(s) shall be allocated and paid as directed by the arbitrator(s).
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed and delivered on the date first written above.

“PURCHASER”	OMNITURE, INC.

	By:	/s/ Joshua G. James
Joshua G. James
President and Chief Executive Officer
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		PAUL PHILLIPS

	By:	/s/ Paul Phillips
Name: Paul Phillips
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		DAVID RICHMOND

	By:	/s/ David Richmond
Name: David Richmond
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		JERUSALEM VENTURE PARTNERS IV L.P.

	By:	/s/ Erel N. Margalit
Name: Erel N. Margalit
Title:
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		JERUSALEM VENTURE PARTNERS IV – A L.P.

	By:	/s/ Erel N. Margalit
Name: Erel N. Margalit
Title:
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		JERUSALEM VENTURE PARTNERS ENTREPRENEUR FUND IV L.P.

	By:	/s/ Erel N. Margalit Name: Erel N. Margalit
Title:
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		JERUSALEM VENTURE PARTNERS IV (ISRAEL) L.P.

	By:	/s/ Erel N. Margalit
Name: Erel N. Margalit
Title:
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		ALTA BERKELEY VI CV

	By:	/s/ Bryan R. Wood
Name: Bryan R. Wood
Title:
A Managing Director of
Alta Berkeley Associates B.V.
Managing General Partner
Alta Berkeley Venture Partners C.V.
General Partner
Alta-Berkeley VI CV
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		ALTA-BERKELEY VI SBYS CV

	By:	/s/ Bryan R. Wood
Name: Bryan R. Wood
Title:
A Managing Director of
Alta Berkeley Associates B.V.
Managing General Partner
Alta Berkeley Venture Partners C.V.
General Partner
Alta-Berkeley VI SBYS CV
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		ALEX KELLEHER

	By:	/s/ Alex Kelleher
Name: Alex Kelleher
As Attorney for Dr. R. F. Kelleher
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		JEREMY HARDIE

	By:	/s/ Jeremy Hardie
Name: Jeremy Hardie
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		NEW MEDIA SPARK PLC

	By:	/s/ Thomas Teichman
Name: Thomas Teichman
Title: Chairman
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		SOPHUS LTD.

	By:	/s/ Marcus Hodgkinson
Name: Marcus Hodgkinson
Title: Managing Director
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		NICK FITZWILLIAMS

	By:	/s/ Nick Fitzwilliams
Name: Nick Fitzwilliams
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		ANTHONY DUFFY

	By:	/s/ Anthony Duffy
Name: Anthony Duffy
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		DORIS ELIZABETH ZUGER

	By:	/s/ Tim Brown as Attorney-in-Fact
Name: Doris Elizabeth Zuger
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		SERGIO KOSTEK

	By:	/s/ Sergio Kostek
Name: Sergio Kostek
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		LEONARD NEWNHAM

	By:	/s/ Leonard Newnham
Name: Leonard Newnham
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		STEPHEN PEEL

	By:	/s/ Stephen Peel

Name: Stephen Peel
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		FIANN O’HAGAN

	By:	/s/ Fiann O’Hagan

Name: Fiann O’Hagan
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		REZA SHAHIDI

	By:	/s/ Reza Shahidi

Name: Reza Shahidi
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		GLENN MILLER

	By:	/s/ Glenn Miller

Name: Glenn Miller
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		ASSAF HALPERIN

	By:	/s/ Assaf Halperin

Name: Assaf Halperin
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		ANDREW HALIWELL

	By:	/s/ Tim Brown as Attorney-in-Fact

Name: Andrew Haliwell
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		THE CAPITAL FUND NO. 1 L.P.

	By:	/s/ Ian F. Cameron

Name: Ian F. Cameron
Title: Investment Director
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		PATRICK TSCHORN

	By:	/s/ Tim Brown as Attorney-in-Fact

Name: Patrick Tschorn
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		HELEN PROTOPAPAS

	By:	/s/ Helen Protopapas

Name: Helen Protopapas
Signature Page to Share Purchase Agreement

“SHAREHOLDER”		TIM BROWN

	By:	/s/ Tim Brown

Name: Tim Brown
Signature Page to Share Purchase Agreement

“WARRANTOR”		HELEN PROTOPAPAS

	By:	/s/ Helen Protopapas

Name: Helen Protopapas
Signature Page to Share Purchase Agreement

“WARRANTOR”		TIM BROWN

	By:	/s/ Tim Brown

Name: Tim Brown
Signature Page to Share Purchase Agreement

“WARRANTOR”		PAUL PHILLIPS

	By:	/s/ Paul Phillips

Name: Paul Phillips
Signature Page to Share Purchase Agreement

“SHAREHOLDER REPRESENTATIVE”		YEHOSHUA ENNIS

	By:	/s/ Yehoshua Ennis

Name: Yehoshua Ennis
Signature Page to Share Purchase Agreement

“SHAREHOLDER REPRESENTATIVE”		ALTA-BERKELEY LLP

	By:	/s/ A. M. Smith

Name: A.M. Smith
Title: Member
Signature Page to Share Purchase Agreement

APPENDIX A
DEFINITIONS
          (1) “2007 Recognized Revenue” shall mean the amount of gross revenue recognized in the fiscal year ending December 31, 2007 by the Company, in accordance with UK GAAP and the Company’s revenue recognition policies as disclosed to the Purchaser in writing prior to the date of this Agreement from the sale, license, use, service, maintenance, distribution or provision of Company Products and Services to customers and prospective customers. In the event that Company Products and Services are incorporated into or “bundled” by the Company with other products or components and not separately invoiced to the customer or institutional partner, 2007 Recognized Revenue with respect to such sales shall be calculated in good faith pro rata on the basis of the respective prices for which such Company Products and Services and such other products or components have most recently been sold to a customer or institutional partner on a stand-alone basis in commercial quantities pursuant to an arm’s-length transaction.
          (2) “Accountant’s Earnout Amount” is defined in Section 6.5(e)
          (3) “Acquisition” is defined in the Recitals of this Agreement.
          (4) “Additional Payment Amount” shall mean an amount of cash or shares of Purchaser Common Stock (or combination thereof), as determined pursuant to Section 1.2(c) in an aggregate amount (using the Trading Price to value the Purchaser Common Stock) equal to (a) $41,000,000 minus (b) any portion of the Shareholder Expenses, the Company Debt or the Employee Bonus Amount that was not deducted from the Closing Payment Amount and minus (c) the Aggregate Option Amount.
          (5) “Additional Payment Stock Value” is defined in Section 1.2(c)(i).
          (6) “Aggregate Option Amount” shall be an amount, in U.S. dollars, equal to the product of (i) the total number of shares of Company capital stock underlying Vested Options multiplied by (ii) the Equivalent Per Share Consideration.
          (7) Agreement” is defined in the Preamble of this Agreement.
          (8) “Approved Obligations” shall mean (i) up to Two Hundred Seventy Thousand Pounds in capital lease obligations for computer equipment used for the Company’s operations, (ii) up to Sixty Six Thousand Pounds in loans from the Department of Trade and Industry of the UK and (iii) such other leases or loans expressly approved in writing by the Purchaser which approval may be withheld in the sole discretion of the Purchaser.
          (9) “Articles of Association” is defined in Section 1.1(b)(ii).
          (10) “Asserted Liability” is defined in Section 8.5(a).
          (11) “Attorney” is defined in Section 1.6(a).
          (12) “Audit Firm” is defined in Section 6.5(a).
          (13) “Audited Financial Statements” is defined in Section 3.7(a).

          (14) “Authorizations” is defined in Section 3.19.
          (15) “Balance Sheet Date” is defined in Section 3.7(a).
          (16) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Salt Lake City, Utah or London, UK are authorized or obligated by law or executive order to close.
          (17) “Certificate of Incorporation” is defined in Section 3.1.
          (18) “Charter Documents” is defined in Section 3.1.
          (19) “Claim Notice” is defined in Section 8.5(a).
          (20) “Claims Cap” is defined in Section 8.3(b).
          (21) “Claims Threshold” is defined in Section 8.3(a).
          (22) “Closing” is defined Section 1.3(a).
          (23) “Closing Balance Sheet” is defined in Section 5.7(a).
          (24) “Closing Balance Sheet Date” is defined in Section 5.7(a).
          (25) “Closing Date” is defined in Section 1.3(a).
          (26) “Closing Date Financials” is defined in Section 5.7(a).
          (27) “Closing Payment Amount” shall mean (i) $16,000,000 minus (ii) the sum of (A) the Shareholder Expenses and (B) the Company Debt and (c) the Employee Bonus Amount.
          (28) “Closing Unaudited Financials” is defined in Section 5.7(a).
          (29) “COBRA” is defined in Section 3.24(a).
          (30) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (31) “Companies Act” shall mean the Companies Act of 1985, as amended from time to time.
          (32) “Company” is defined in the Recitals of this Agreement.
          (33) “Company Debt” shall mean the U.S. dollar equivalent (calculated using the Currency Conversion Ratio at the time of Closing) of all Indebtedness of the Company outstanding as of the Closing (including all unpaid interest accrued thereon as of the Closing) and all amounts that would be payable pursuant to such Indebtedness if it were repaid at or promptly following the Closing, including, all outstanding amounts set forth (or required to be set forth) in Section 3.3(c)(i) of the Disclosure Schedule; provided, however, that “Company Debt” shall not include the Approved Obligations.
          (34) “Company Employee Plan” is defined in Section 3.24(a).

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          (35) “Company Intellectual Property” is defined in Section 3.16(a).
          (36) “Company Material Adverse Effect” shall mean any change, event or effect, that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), profits, prospects, financial condition, operations, customers, employees or capitalization of the Company, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a “Company Material Adverse Effect”: (i) any adverse event, circumstance, change or effect to the extent primarily attributable to changes or conditions generally affecting the industry in which the Company operates which do not have a disproportionately adverse effect upon the Company; (ii) any acts of terrorism not directed at the Company, outbreak of war or natural disaster and (iii) any adverse event, circumstance, change or effect resulting from compliance with the terms and conditions of, or the taking of any action required by this Agreement, including, without limitation, the public announcement of the execution, or the pendency, of this Agreement including the loss of any customers resulting from the pendency or announcement of the transactions contemplated by this Agreement.
          (37) “Company Options” shall mean all issued and outstanding options, warrants and other rights (including commitments to grant options, warrants or other rights) to purchase or otherwise acquire Shares (whether or not vested) held by any Person or entity along with the number of Shares subject to each such option, warrant or other right held by such Person or entity.
          (38) “Company Products” is defined in Section 3.16(b)
          (39) “Company Products and Services” shall mean the behavioral targeting and web analytics products (and consulting services related thereto) offered by the Company as operated as of and prior to the date of this Agreement.
          (40) “Company Registered Intellectual Property Rights” is defined in Section 3.16(c).
          (41) “Company Source Code” is defined in Section 3.16(a).
          (42) “Company Unvested Shares” shall mean any Shares issued and outstanding immediately prior to the Closing that are unvested or are subject to a repurchase option, risk of forfeiture or other similar condition under any applicable stock restriction agreement or other agreement with the Company.
          (43) “Confidentiality Agreement” is defined in Section 10.2(a).
          (44) “Conflict” shall mean, with respect to any Person, any action that will contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation or imposition of any Lien under or impair such Person’s or its Subsidiaries’ rights or alter the rights or obligations of a third party with respect to the matter in question.
          (45) “Contaminant” is defined in Section 3.16(cc).
          (46) “Contract” or “Contracts” with respect to any Person, shall mean any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession,

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franchise or license, whether written or oral, including term sheets, letters of intent and similar documents to which such Person is a party or by which such Person is bound.
          (47) “Copyrights” is defined in Section 3.16(a).
          (48) “Currency Conversion Ratio” shall mean the closing currency cross rate of U.S. dollars and UK pounds as reported in the Wall Street Journal on the day immediately preceding the applicable date.
          (49) “Current Balance Sheet” is defined in Section 3.7(a).
          (50) “Designated Employees” is defined in Section 5.10(a).
          (51) “Data Protection Legislation” is defined in Section 3.16(a).
          (52) “Determination Notice” is defined in Section 1.2(c)(i).
          (53) “Disabling Code” is defined in Section 3.16(cc).
          (54) “Disclosure Schedule” is defined in the preamble to Article II of this Agreement.
          (55) “DOL” is defined in Section 3.24(a).
          (56) “Earnout Amount” shall mean (i) if the 2007 Recognized Revenue is equal to or less than $6,370,000, then the “Earnout Amount” shall equal $0.00, and (ii) if the 2007 Recognized Revenue is greater than $6,370,000, then the “Earnout Amount” shall equal the product of (x) the Earnout Percentage multiplied by (y) $3,000,000.
          (57) “Earnout Determination Date” shall mean either (i) if the Shareholder Representative has delivered an Earnout Dispute Notice at or prior to the Earnout Dispute Deadline, the date upon which all disputes regarding the Earnout Amount duly brought pursuant to Section 6.5 have been resolved or (ii) if the Shareholder Representative has not delivered an Earnout Dispute Notice at or prior to the Earnout Dispute Deadline, the date of the Earnout Dispute Deadline.
          (58) “Earnout Dispute Deadline” is defined in Section 6.5(a).
          (59) “Earnout Dispute Notice” is defined in Section 6.5(a).
          (60) “Earnout Floor” is defined in Section 6.5(b).
          (61) “Earnout Percentage” shall mean the lesser of (A) 100% and (B) the quotient obtained (expressed as a percentage) by dividing (x) the 2007 Recognized Revenue by (y) $9,800,000.
          (62) “Earnout Statement” is defined in Section 6.5(a).
          (63) “Employee” is defined in Section 3.24(a).
          (64) “Employee Agreement” is defined in Section 3.24(a).
          (65) “Employee Bonus Amount” is defined in Section 5.10(b).
          (66) “End User Agreements” is defined in Section 3.16(a).

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          (67) “Equivalent Per Share Consideration” means an amount in U.S. dollars (rounded to the fourth decimal point) equal to (i) the sum of (A) the Closing Payment Amount, (B) the Additional Payment Amount (prior to giving effect to the reduction of the Additional Payment Amount for the Aggregate Option Amount) and (c) the maximum potential Earnout Amount divided by (ii) the sum of (A) all issued Shares as of the Closing (including the total number of shares issued and all shares that, except for the Articles Amendment, would have been issued at or prior to the Closing pursuant to the exercise of Vested Options), plus (B) the total number of shares of Company capital stock underlying Vested Options.
          (68) “ERISA” is defined in Section 3.24(a).
          (69) “ERISA Affiliate” is defined in Section 3.24(a).
          (70) “Escrow Agent” shall have the meaning set forth in the Escrow Agreement.
          (71) “Escrow Agreement” is defined in Section 1.2(e).
          (72) “Escrow Amount” shall mean $9,000,000; provided, however, if the conditions set forth on Schedule 1.2(e) are duly satisfied by the date specified therein, the “Escrow Amount” shall equal $7,000,000.
          (73) “Escrow Fund” is defined in Section 8.4.
          (74) “Escrowed Cash” is defined in Section 1.2(e).
          (75) “Escrowed Shares” is defined in Section 1.2(e).
          (76) “European Personally Identifiable Information” is defined in Section 3.16(a).
          (77) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (78) “Expenses” is defined in Section 5.8.
          (79) “FA” is defined in Section 3.13(c)(xlvi).
          (80) “Final Earnout Amount” is defined in Section 6.5(e).
          (81) “Financial Statements” is defined in Section 3.7(a).
          (82) “FSMA” is defined in Section 2.3.
          (83) “Geographic Area” is defined in Section 6.1(d).
          (84) “Government Contract” is defined in Section 3.17(a)(xv).
          (85) “Governmental Entity” is defined in Section 3.6.
          (86) “Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such

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Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.
          (87) “HMRC” is defined in Section 3.13(c)(xlix).
          (88) “HM Revenue & Customs Approval Condition” is defined in Section 7.3(j).
          (89) “ICTA” is defined in Section 3.13(c)(xxiv).
          (90) “IHTA” is defined in Section 3.13(c)(xxviii).
          (91) “Indebtedness” of any Person shall mean (i) all obligations of such Person for borrowed money or with respect to cash deposits or advances of any kind other than customer pre-payments made pursuant to the Company’s Contracts in the ordinary course of business, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services; other than trade payables in the ordinary course of business paid consistent with past practice, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person, (viii) all capital lease obligations of such Person, (ix) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
          (92) “Indemnified Person” and “Indemnified Persons” are defined in Section 8.2(a).
          (93) “Independent Accountant” is defined in Section 6.5(e).
          (94) “Intellectual Property” is defined in Section 3.16(a).
          (95) “Intellectual Property Rights” is defined in Section 3.16(a).
          (96) “International Employee Plan” is defined in Section 3.24(a).
          (97) “IRS” is defined in Section 3.24(a).
          (98) “Joinder Agreement” shall mean the Joinder Agreement, substantially in the form attached hereto as Exhibit H.
          (99) “Knowledge” or “Known” (or words of similar import) shall mean, with respect to the Warrantors, the actual knowledge of the Warrantors, the directors and officers of the Company and its Subsidiaries with respect to any matter in question after reasonable investigation and due and diligent inquiry, including inquiry of the Shareholders, the Company’s and its Subsidiaries’ employees and

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consultants who would reasonably be expected to have knowledge of the matter(s) in question, and specifically including facts of which such Warrantors, directors, officers and employees, in the reasonably prudent exercise of their duties, should be aware; provided, however, that if any of such individuals do not make such reasonable investigation and due and diligent inquiry, then such individual shall be deemed to have actual knowledge of those facts or matters that such individual would have had, had he or she made such inquiry.
          (100) “Liens” shall mean any and all liens, mortgages, charges, pledges, rights of pre-emption, covenants, restrictions, leases, trusts, orders, decrees, claims, options, encumbrances, equities, proxies, or other defects of title or security interest or conflicting claim of ownership or right to use or any other third party right (whether arising by contract or by operation of law).
          (101) “Loss” and “Losses” are defined in Section 8.2(a).
          (102) “Majority-in-interest of the Escrow Fund” shall mean the Persons who are entitled to at least a majority of funds held in the Escrow Fund if the Escrow Fund were to be distributed as at the moment in question pursuant to the terms of the Escrow Agreement.
          (103) “Mask Works” is defined in Section 3.16(a).
          (104) “Material Contract” and “Material Contracts” are defined in Section 3.17(b).
          (105) “Minority Shareholders” shall mean those Shareholders other than the Principal Shareholders.
          (106) “Moral Rights” is defined in Section 3.16(a).
           (107) “Multiemployer Plan” is defined in Section 3.24(a).
          (108) “NIC” is defined in Section 5.2(t).
          (109) “Non-Compete Period” is defined in Section 6.1(a).
          (110) “Open Source Materials” is defined in Section 3.16(y).
          (111) “Option Exchange Ratio” shall mean the quotient (rounded to the fourth decimal point) obtained by dividing (A) the Equivalent Per Share Consideration by (B) the average closing sale price of one share of Purchaser Common Stock quoted on the Nasdaq Global Market for the five (5) consecutive trading days ending on the trading day on the Nasdaq Global Market immediately preceding the Closing Date.
          (112) “Option Holder” shall mean any Person holding a Company Option.
          (113) “Option Holder Form of Instruction” shall mean the instruction form to be delivered to Option Holders in connection with the proposed treatment of their Company Options, substantially in the form attached hereto as Exhibit I.
          (114) “Option Holder Letter” shall mean the letter, substantially in the form attached hereto as Exhibit J, to be delivered to Option Holders in connection with the proposed treatment of their Company Options.
          (115) “Patents” is defined in Section 3.16(a).

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           (116) “PAYE” is defined in Section 3.13(a).
          (117) “Pension Plan” is defined in Section 3.24(a).
          (118) “Permitted Lien” shall mean: (a) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings diligently pursued; (b) mechanics’, materialmen’s, carriers’, warehousemen’s and similar liens arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued; (c) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued; and (d) liens securing indebtedness that are reflected on the Current Balance Sheet.
          (119) “Person” shall mean an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
          (120) “Plan” or “Plans” shall mean the Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002 and the Touch Clarity Limited 2006 U.S. Stock Plan.
          (121) “Planning Acts” is defined in Section 3.15(c)(i).
          (122) “Principal Shareholder” shall mean Paul Phillips, Jerusalem Venture Partners IV LP, Jerusalem Venture Partners IV – A LP, Jerusalem Venture Partners Entrepreneur Fund IV LP, Jerusalem Venture Partners IV (Israel) LP; Alta-Berkeley VI BV; Alta-Berkeley VI SbyS CV, New Media Spark PLC, Sophus Ltd. and The Capital Fund No. 1 L.P.
          (123) “Proportionate Escrow Amount” is defined in Section 1.2(e).
          (124) “PTO” is defined in Section 3.16(c).
          (125) “Purchase Price” is defined in Section 1.2.
          (126) “Purchaser” is defined in the Preamble of this Agreement.
          (127) “Purchaser Common Stock” shall mean shares of common stock, par value $0.001, of the Purchaser.
          (128) “Purchaser Material Adverse Effect” shall mean any change, event or effect, that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), profits, prospects, financial condition, operations, customers, employees or capitalization of the Purchaser, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a “Purchaser Material Adverse Effect”: (i) any adverse event, circumstance, change or effect to the extent primarily attributable to changes or conditions generally affecting the industry in which the Purchaser operates which do not have a disproportionately adverse effect upon the Purchaser; (ii) any acts of terrorism not directed at the Purchaser, outbreak of war or natural disaster and (iii) any adverse event, circumstance, change or effect resulting from compliance with the terms and conditions of, or the taking of any action required by this Agreement, including, without limitation, the

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public announcement of the execution, or the pendency, of this Agreement including the loss of any customers resulting from the pendency or announcement of the transactions contemplated by this Agreement; (iv) any failure by the Purchaser to meet any published securities analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (provided that the underlying causes of any such failures may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Purchaser Material Adverse Effect) and (v) any decline in the price of the Purchaser Common Stock.
          (129) “Purchaser SEC Documents” is defined in Section 4.5.
          (130) “Real Property” is defined in Section 3.15(a).
          (131) “Registered Intellectual Property Rights” is defined in Section 3.16(a).
          (132) “Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.
          (133) “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Shareholder now has, or at any time previously had, or shall or may have in the future, as a Shareholder, officer, director, contractor, consultant or employee of the Company, arising by virtue of or in any matter related to any actions or inactions with respect to the Company or its affairs with respect to the Company on or before the Closing; provided that Released Matters shall not include any rights pursuant to the transactions contemplated by this Agreement or by the other Transaction Agreements.
          (134) “Released Party” is defined in Section 6.4.
          (135) “Replacement Option” shall mean an option granted by the Purchaser over a number of Purchaser Common Stock determined and at an exercise price in consideration of the release of such Company Option determined as follows: (i) such Company Option shall be exercisable for that number of whole shares of Purchaser Common Stock equal to the product (rounded down to the nearest whole number of shares of Purchaser Common Stock) obtained by multiplying the number of Ordinary Shares of the Company issuable upon the exercise of such Company Option at the time of the Closing by the Option Exchange Ratio (as defined herein), and (ii) that the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such Company Options shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per Ordinary Shares of the Company for which the Company Option was exercisable at the time of the Closing by the Option Exchange Ratio. The form and substance of any communications to Option Holders from the Company shall be subject to advance review and approval of Purchaser, which approval will not be unreasonably withheld.
          (136) “Required Consideration Allocation” is defined in Section 1.2(a)(i).
          (137) “Restricted Business” is defined in Section 6.1(a).
          (138) “Returns” is defined in Section 3.13(c)(iii).
          (139) “SEC” shall mean the United States Securities and Exchange Commission.

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          (140) “Securities Act” shall mean the Securities Act of 1933, as amended.
          (141) “Securities Compliance Certificate” is defined in the Recitals.
          (142) “Shareholder” and “Shareholders” are defined in the Preamble of this Agreement.
          (143) “Shareholder Expenses” shall mean the U.S. dollar equivalent (calculated using the Currency Conversion Ratio at the time of the Closing) of all Expenses, including all obligations that were incurred (directly or indirectly) to pay for any such Expenses, that the Company is or may be liable for, it being understood that any fees, costs, and expenses incurred or for which the Company may be liable that would not otherwise be incurred by the Company but for the transactions contemplated by this Agreement shall be deemed to be “Shareholder Expenses”.
          (144) “Shareholder Counsel” is defined in Section 1.2(a)(ii).
          (145) “Shareholder Representative” is defined in Section 10.1(a).
          (146) “Shareholder Representative Authorized Action” is defined in Section 10.1(a).
          (147) “Shares” shall mean all of the issued and outstanding shares in the capital of the Company, including the Company’s Ordinary Shares, A Ordinary Shares, Series A Preferred Shares and Series A1 Preferred Shares.
          (148) “Shrinkwrap Agreements” is defined in Section 3.16(a).
          (149) “Spreadsheet” is defined in Section 5.9.
          (150) “Stakeholder Scheme” is defined in Section 3.24(a).
          (151) “Statement of Company Debt” is defined in Section 5.7(b).
          (152) “Statement of Expenses” is defined in Section 5.8.
          (153) “Statement No. 5” is defined in Section 3.7(a).
          (154) “Stock Consideration Number” is defined in Section 1.2(c)(i).
          (155) “Subsidiary” or “Subsidiaries” shall mean, individually or collectively, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person or subsidiary undertakings as defined in section 258 of the Companies Act.
          (156) “Subsidiary Equity Interests” shall mean all shares of capital stock of, or other equity interests in, the Subsidiaries of the Company.
          (157) “Target Effective Date” is defined in Section 1.2(c)(i).
          (158) “Tax” and “Taxes” shall mean 3.13(a).
          (159) “Tax Authority” is defined in Section 3.13(b).

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          (160) “Tax Incentives” is defined in Section 3.13(c)(xli).
          (161) “TCGA” is defined in Section 3.13(c)(xiv).
          (162) “Technology” is defined in Section 3.16(a).
          (163) “Trademarks” is defined in Section 3.16(a).
          (164) “Trading Price” shall mean the product of (A) 95% multiplied by (B) the average closing sale price of one share of Purchaser Common Stock quoted on the Nasdaq Global Market for the five (5) consecutive trading days ending with (and including) the Trading Price Measurement Date, as reported in The Wall Street Journal.
          (165) “Trading Price Measurement Date” shall mean the fifth trading day on the Nasdaq Global Market immediately preceding the effective date of the Registration Statement (calculated without including the effective date).
          (166) “Transaction Agreements” shall mean this Agreement and all other agreements, schedules, exhibits, documents or other instruments delivered in connection with this Agreement, including, the Escrow Agreement, the Registration Rights Agreement, the Joinder Agreement and the Securities Compliance Certificate.
          (167) “UK GAAP” shall mean generally accepted accounting principles in the UK consistently applied.
          (168) “U.S. Plan” shall mean the Touch Clarity Limited 2006 U.S. Stock Plan.
          (169) “Unaudited Financial Statements” is defined in Section 3.7(a).
          (170) “Unvested Options” shall mean the Company Options or proportions of Company Options that have not vested in accordance with their terms as at the time of the Closing.
          (171) “UK” is defined in Section 3.13(a).
          (172) “U.S. Option” is defined in Section 1.5(b)(i).
          (173) “US GAAP” shall mean generally accepted accounting principles in the United States.
          (174) “US Personally Identifiable Information” is defined in Section 3.16(a).
          (175) “VAT” is defined in Section 3.13(c)(xlix).
          (176) “VATA” is defined in Section 3.13(c)(l).
          (177) “Vested Options” shall mean the Company Options or proportions of Company Options that have vested in accordance with their terms as at the time of the Closing.
          (178) “WARN Act” is defined in Section 3.24(s).
          (179) “Warrantor” shall mean Paul Phillips, Helen Protopapas and Tim Brown.

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